Exhibit 10.4

Execution Version

InEnTec LLC

Purchase Order Contract and License

for

G500P PEM System

Purchase Order Summary
PO Reference Number:	1

Owner:	Fulcrum Sierra BioFuels, LLC, a Delaware limited liability company

Project Location:	3501 Peru Drive, McCarran, Nevada, located in Storey County.

PO Date:	May 1, 2009

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7.2	Period	15
7.3	Conditions	15
7.4	Remedies	16
7.5	Performance of Warranty Work	16
7.6	Repaired PEM System Warranty	16
7.7	Warranty Transfer	17
7.8	LIMITATIONS	17
7.9	Exclusive Remedies	17
7.10	Warranty Exclusions	17
7.11	Disputed Warranty Claims	17
7.12	Third Party Warranties	18
7.13	Limitation on Intended Users	18

Article 8. PERFORMANCE GUARANTEES AND TESTS		18
8.1	Performance Guarantees	18
8.2	Performance Tests; Liquidated Damages	18
8.3	Acceptance Date	19

Article 9. INDEMNIFICATION		20
9.1	General Indemnity	20
9.2	Employee Claims	20
9.3	Proprietary Rights	20
9.4	Lien Indemnity	21
9.5	[Intentionally Omitted]	21
9.6	Notice of Claim; Control of Defense or Settlement	21
9.7	Term of Indemnities	22

Article 10. COMPLIANCE WITH LAWS AND STANDARDS AND CODES		23
10.1	Generally	23
10.2	Changes in Law, etc.	23
10.3	Owner Obligations	23

Article 11. INSURANCE		23
11.1	Coverage	23

Article 12. TERMINATION AND SUSPENSION		23
12.1	Owner’s Right to Terminate for Cause	23
12.2	Seller’s Right to Terminate for Cause	24
12.3	Infringement or Misappropriation of Proprietary Materials	25
12.4	Consequences of Owner’s Termination	25
12.5	Termination for Convenience; Failure to Issue a Notice to Proceed	26
12.6	Suspension and/or Change in Project	26

Article 13. LIMITATION ON LIABILITY		27
13.1	Limitation On Damages	27
13.2	Extent of Waivers	27

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Article 14. CONSTRUCTION MANAGER		27
14.1	Construction Manager	27

Article 15. FORCE MAJEURE		28
15.1	Excuse by Force Majeure	28

Article 16. LICENSE GRANTS		28
16.1	Grant of Licenses and Acknowledgement	28

Article 17. Derivative works, improvement patents and new materials		29
17.1	General	29
17.2	Ownership of Derivative Works	29
17.3	Ownership of New Materials	29
17.4	Ownership of Improvements; Grant-back Licenses	29
17.5	Development of Joint Materials	30

Article 18. MISCELLANEOUS		31
18.1	Liquidated Damages Not Penalty	31
18.2	Restriction On Reverse Engineering	31
18.3	Advertising	32
18.4	Subcontractors	32
18.5	Dispute Resolution	33
18.6	Assignment and Delegation	33
18.7	Severability	34
18.8	Amendments	34
18.9	Joint Effort	34
18.10	Captions	34
18.11	Non-Waiver	34
18.12	Applicable Law	35
18.13	Successors and Assigns	35
18.14	Independent Contractor Status	35
18.15	Financing Assistance	35
18.16	Counterparts	35
18.17	Notices	35
18.18	Complete Contract	36
18.19	Owner’s Review of Seller’s Data	37
18.20	No Recourse	37
18.21	Representations	37
18.22	Site Access	38
18.23	Survival	38
18.24	Third Parties	38
18.25	Confidentiality	38

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EXHIBITS

Exhibit A	PEM Equipment Description
Exhibit B	Primary Services Description
Exhibit C	Control Budget
Exhibit D	Contract Schedule
Exhibit E	Performance Guarantees and Testing Schedule
Exhibit F	Performance Guarantees Liquidated Damages Amounts
Exhibit G	Insurance Requirements
Exhibit H	Reimbursable Costs Terms and Conditions
Exhibit I	Labor Rates and Mark-Ups
Exhibit J	Special Contract Terms

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PURCHASE ORDER CONTRACT AND LICENSE

THIS PURCHASE ORDER CONTRACT AND LICENSE (this “Contract” or “PO”) is entered into as of May 1, 2009 (the “Effective Date”), by and between Fulcrum Sierra BioFuels, LLC, a Delaware limited liability company (together with its successors and permitted assigns) (“Owner”), and InEnTec LLC, a New York limited liability company previously known as Integrated Environmental Technologies LLC (“Seller”).

WHEREAS, Owner is developing a project for converting waste materials into syngas and liquid fuels (the “Project”) to be located at the Site identified herein; and

WHEREAS, in connection with the Project, Owner desires to purchase and obtain from Seller the PEM System, the Services and the license rights identified herein, all on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereby agree as follows:

ARTICLE 1. DEFINITIONS; GENERAL REFERENCES

1.1 Defined Terms. The following terms shall have the following meanings when used in this Contract, unless the context requires otherwise:

“AAA” has the meaning set forth in Section 18.5.2.

“Acceptance Certificate” has the meaning set forth in Section 8.3.

“Acceptance Date” means the date on which (i) the PEM Equipment (and any PEM Technology necessary to operate the PEM Equipment) has been fully provided and installed in accordance with the provisions of this Contract; (ii) each of the Performance Guarantees has been met as demonstrated pursuant to the Performance Tests or, in the event that any Performance Guarantee has not been met, Seller has paid Owner liquidated damages in respect thereof in accordance with the provisions of this Contract; and (iii) all Services required to be performed as of the time conditions (i) and (ii) have been met have been performed in accordance with the provisions of this Contract.

“Affiliate” means, with respect to a specified Person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the entity specified. For purposes of the foregoing, “control,” “controlled by” and “under common control with,” with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Change” has the meaning set forth in Section 5.1.

“Change Order” has the meaning set forth in Section 5.2.

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“Confidential Information” has the meaning set forth in Section 18.25.4.

“Construction Manager” has the meaning set forth in Section 14.1.

“Consulting Engineer” means any engineering firm retained by Lenders as their consulting engineer with respect to the Project.

“Contract” or “PO” means this Purchase Order Contract and License, including all exhibits hereto, as amended from time to time.

“Contract Price” has the meaning set forth in Section 4.1.

“Contract Schedule” means the schedule for engineering, fabricating, delivering and installing the PEM System, as set forth on Exhibit D.

“Control Budget” has the meaning set forth in Section 4.3.1.

“Cost Overrun” has the meaning set forth in Section 4.3.1.

“Credit Agreement” means the agreement or agreements, if any, between Owner and a Lender providing construction and/or term financing or refinancing for the Project.

“Day” (or “day”) means a calendar day, unless expressly stated otherwise.

“Derivative Works” has the meaning ascribed to it in Title 17 U.S.C., but in all events shall apply to additions, changes, or other statutorily specified new material appearing for the first time in the applicable item or work hereunder.

“Disclosing Party” has the meaning set forth in Section 18.25.1.

“Effective Date” has the meaning set forth in the preamble.

“Expense Account” has the meaning set forth in Section 4.2.3.

“Field” means use of the PEM System where the feedstock to the PEM System does not include Hazardous Waste, Medical Waste or chemical manufacturing waste, except in each case in nonmaterial amounts that are present in other feedstock sources.

“Filing Responsibility” has the meaning set forth in Section 17.5.2.

“Force Majeure” has the meaning set forth in Section 15.1.

“Hazardous Waste” means (i) any material defined as “hazardous waste” under 40 C.F.R. Part 261; (ii) any material defined as hazardous waste, dangerous waste, toxic waste or similar terms under state Laws implementing the federal Resource Conservation and Recovery Act, other applicable state or national Laws or that is otherwise regulated by state or national Law in a manner similar to hazardous waste; and (iii) any material that would be included in subsections (i) or (ii) of this definition if it were disposed as waste.

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“Impasse Notice” has the meaning set forth in Section 18.5.1.

“Improvements” means any patentable invention or discovery that is reduced to practice, whether or not it is actually patented, during the term of this Contract and which constitutes a modification, enhancement, customization, adaptation, addition to or change in any process, method or system that is already patented by or covered by the subject matter of, or the claims under a patent pending, applied for or issued to the applicable Party at any time during the term of this Contract.

“Indemnitee” means an Owner Indemnitee or a Seller Indemnitee, as the context requires.

“Initial Start-Up” means the first insertion of feedstock and/or glass formers into the PEM System.

“Invoice” has the meaning set forth in Section 4.4(a).

“IP Rights” means all intellectual property rights throughout the world, whether existing under statute or at common law or equity, now or hereafter in force or recognized, including: (i) copyrights, trade secrets, trademarks, patents, inventions, designs and trade dress, “moral rights,” mask works, publicity rights, privacy rights and any other intellectual property and proprietary rights; and (ii) any application or right to apply for any of the rights referred to in preceding clause (i) and any and all renewals, extensions and restorations thereof.

“Joint Materials” has the meaning set forth in Section 17.5.1.

“Laws” means all applicable laws, statutes, rules, regulations, orders and ordinances or specified standards or objective criteria contained in any applicable license, permit or approval, or other legislative or administrative act, of the United States of America or any state, agency, department, authority, political subdivision or other instrumentality thereof, or a decree, judgment or order of a court, including those governing wages, hours, employment discrimination and safety, laws regarding workers’ compensation, disability laws and employee benefit laws.

“LD Cap” means fifty percent (50%) of the License Fee.

“LD Payment Date” has the meaning set forth in Section 8.2.3.

“Lender” means any lender, lenders or other persons, if any, providing construction and/or term debt or other financing for the Project or other credit support or any replacement therefor or successor thereto.

“License Fee” means [***] Dollars ($[***]), which represents the license fee payable for license of the PEM Technology embedded in or delivered as part of the PEM System supplied under this Contract.

“Liquidated Damages Amount” means with respect to the failure of the PEM System to meet the Performance Guarantees, the amount determined in accordance with Exhibit F.

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[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

“Losses” has the meaning given in Section 9.1.1.

“Management Representative” has the meaning set forth in Section 18.5.1.

“Medical Waste” means waste generated by medical facilities, pharmaceutical manufacturers, and pharmaceutical reverse distributors and waste regulated as medical, biomedical, biohazardous, or pharmaceutical waste by applicable federal or state Law.

“MPLA” means that certain Master Purchase and Licensing Agreement, dated as of April 1, 2008, as amended from time to time, by and between Seller and Fulcrum BioEnergy, Inc., a Delaware corporation.

“Negotiation Period” has the meaning set forth in Section 18.5.1.

“New Materials” has the meaning set forth in Section 17.1.

“Non-Filing Party” has the meaning set forth in Section 17.4.3.

“Notice to Proceed” has the meaning set forth in Section 3.3.

“Notifying Party” has the meaning set forth in Section 17.5.3.

“Operating and Maintenance Manuals” has the meaning set forth in Exhibit B.

“Owner” means the Owner identified in the preamble and on the PO Summary, together with its successors and permitted assigns.

“Owner Improvements to PEM Technology” has the meaning set forth in Section 17.4.2.1.

“Owner Indemnitees” has the meaning set forth in Section 9.1.1.

“Owner Technology” means all Proprietary Materials: (i) owned, developed or licensed by or on behalf of Owner prior to the Effective Date; (ii) owned, developed or licensed by or on behalf of Owner subsequent to the Effective Date but independent of and separate from the MPLA or this Contract; and/or (iii) invented, developed or discovered by Owner, acting alone or with others, and which are owned by Owner pursuant to Section 16.1 and Article 17 of this Contract. As used hereunder, but without limiting Owner’s IP Rights thereto outside of this Contract, in no case will “Owner Technology” be construed to include gas to liquid conversion technology, nor shall Owner be required to deliver to Seller, via license or otherwise, any of Owner’s inventions, discoveries and/or works of authorship (whether or not patentable, published, reduced to practice or recorded in a medium) related to gas to liquid conversion technology or trade secrets, know-how, methods, processes or formulae related thereto. In addition, in no event shall the PEM System or Improvements to the PEM System be included in “Owner Technology”.

“Party” shall mean Owner or Seller and “Parties” shall mean Owner and Seller, collectively.

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“Payment Documentation” has the meaning set forth in Section 4.4.

“PEM Documentation” means written and electronic user manuals, technical documentation, guides and reference materials related to the PEM System, and all the input, processing and output detail for each material feature and function of the PEM System and shall further include descriptions of procedures, operations, maintenance and continuous improvement management as would allow Owner’s employees and contractors to operate and maintain the PEM System, including that documentation described in Exhibit B.

“PEM Equipment” means all of equipment that Seller is required to provide to Owner under this Contract, as specified in the PEM Equipment Description, including the Refractory (i.e., the PEM reactor and thermal residence chamber, and partial oxidation gasifier) and all related controls, power supplies, metals and vitrate recovery equipment embodying, and into which Seller has embedded all or portions of, the PEM Technology, all as more specifically identified in the PEM Equipment Description.

“PEM Equipment Description” means the PEM Equipment Description attached hereto as Exhibit A.

“PEM Method” means, to the extent already described in Seller’s patent claims or otherwise reduced to writing in the PEM Specification or PEM Documentation, methods, processes and techniques for: (i) converting organic materials into carbon monoxide, hydrogen and carbon dioxide (syngas) utilizing plasma heating, joule heating, and/or combinations of plasma and joule heating; and (ii) configuring equipment and machinery for use in connection with the foregoing.

“PEM Software” means all runtime and non-runtime machine-readable, executable object code, human readable source code, commented source code, and other computer formatting, programming or scripting code together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, screen displays, user-interfaces, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae related to the foregoing related to the operation, use and enjoyment of the PEM Equipment.

“PEM Specification” means written and electronic materials describing and documenting the operating parameters, boundary conditions, utility requirements, heat and materials balances and other technical and operations specifications and procedures for siting, configuration, use, and operation of the PEM System and shall further include schematics, workflows, diagrams and descriptions as would allow Owner’s employees and contractors to operate and maintain the PEM System, including those materials described in Exhibit B.

“PEM System” means the PEM Technology and PEM Equipment, collectively.

“PEM Technology” means, the PEM Method, PEM Software, PEM Documentation, PEM Specifications and all Proprietary Materials related to, necessary for or useful in the operation, use and enjoyment of the PEM Equipment by authorized purchasers.

“Performance Guarantees” means the performance guarantees described in the Performance Guarantees and Testing Schedule.

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“Performance Guarantees and Testing Schedule” means the Performance Guarantees and Testing Schedule attached hereto as Exhibit E.

“Performance Test(s)” means the performance tests described in the Performance Guarantees and Testing Schedule.

“Permitted Liens” has the meaning set forth in Section 6.5.

“Person” means any individual, partnership, corporation, association, business, trust, government or political subdivision thereof, governmental agency or other entity.

“PO Summary” means the Purchase Order Summary set forth on the cover sheet of this Agreement.

“Primary Services” means all of the services provided by Seller under or in connection with this Contract, including the services described in the Primary Services Description, but excluding the Support Services.

“Primary Services Description” means the Services Description attached hereto as Exhibit B.

“Project” has the meaning set forth in the Recitals.

“Proprietary Materials” means all of the following to the extent not already covered by the definition of the PEM System or Owner Technology:

(i) all inventions and discoveries, other than Improvements, whether or not patentable, reduced to practice or recorded in a medium together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae, manuals, guides and reference materials embodying any of the foregoing in any form or medium;

(ii) all logos, brand names, Internet domain names, trade dress, trade names, assumed names, fictitious names and all graphics, words, symbols or other tangible materials designed or intended to identify Owner, Seller or either of their third party licensors as the source of goods or services;

(iii) all published and unpublished works of authorship, other than Derivative Works, together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae, manuals, guides and reference materials embodying any of the foregoing in any form or medium;

(iv) all tangible materials, data, information, reports and technologies and all intangible ideas, know-how, concepts, methods, techniques, practices, procedures, rules and processes, together with all prototypes, models, designs, business plans, files, templates libraries, tools, graphics, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms, formulae, manuals, guides and reference materials embodying any of the foregoing

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in any form or medium; and

(v) all runtime and non-runtime machine-readable, executable object code, human readable source code, commented source code, and other computer formatting, programming or scripting code together with all prototypes, models, designs, business plans, files, templates, libraries, tools, graphics, screen displays, user-interfaces, creative content, schematics, drawings, flowcharts, diagrams, specifications, algorithms and formulae related to the foregoing.

“Recipient” has the meaning set forth in Section 18.25.1.

“Refractory” or “Refractories” means the internal lining installed inside each of the partial oxidation gasifier, PEM reactor and thermal residence chamber, as specifically designated as such on Exhibit A.

“Reimbursable Costs” has the meaning set forth in Section 1.1 of Exhibit H.

“Related Party” has the meaning set forth in Section 3.1 of Exhibit H.

“Restricted Individuals” has the meaning set forth in Section 18.25.2.

“Seller” means InEnTec LLC, a New York limited liability company.

“Seller Improvements to Owner Technology” has the meaning set forth in Section 17.4.1.1.

“Seller Indemnitees” has the meaning set forth in Section 9.1.2.

“Services” means all of the Primary Services and the Support Services.

“Site” means the real property on which the Project is to be constructed, as identified in the PO Summary.

“Standards and Codes” means, collectively, all standards and codes applicable to the Services and the design, engineering, fabrication, installation and start-up of the PEM System.

“Start-Up” shall mean the period of preparing the PEM System, and the balance of the equipment at the Project that is not specifically designated as PEM System, for Initial Start-Up, and the commissioning, shaking down, and testing of the PEM System.

“Supervisory Installation Manual” has the meaning set forth in Exhibit B.

“Support Services” has the meaning set forth in Section 3.2.

“Territory” means the United States of America and Canada, but excludes the state of Montana and Benton, Franklin, and Walla Walla Counties in the state of Washington.

“Warranty Period” has the meaning set forth in Section 7.2.

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1.2 General References. As used in this Contract, the terms “herein,” “herewith” and “hereof” are references to this Contract, taken as a whole, the term “includes” or “including” shall mean “including, without limitation,” and references to a “Section,” “subsection,” “clause,” “Article” or “Exhibit” shall mean a Section, subsection, clause, Article or Exhibit of this Contract, as the case may be, unless in any such case the context requires otherwise. All references to a given agreement, instrument or other document, or to any Law, Standard or Code, shall be a reference to such agreement, instrument or other document, or to such Law, Standard or Code, as modified, amended, supplemented and/or restated from time to time. Reference to a person or party includes its successors and permitted assigns. The singular shall include the plural and the masculine shall include the feminine and neuter, and vice versa.

ARTICLE 2. CONTRACT DOCUMENTS

2.1 Contract Documents. This Contract consists of this “Purchase Order Contract and License” document itself and each of the Exhibits attached hereto, each of which is hereby incorporated herein and made a part hereof by this reference.

2.2 Relationship of Contract to MPLA. This Contract shall for all purposes be a completely separate and independent contract from the MPLA, and shall be enforced, interpreted and administered based solely on the terms, conditions and performance of this Contract, and without reference to the terms, conditions, performance or status of the MPLA, except as may otherwise be expressly set forth in this Contract.

ARTICLE 3. SCOPE OF SUPPLY AND SERVICES AND CONTRACT SCHEDULE

3.1 General Scope of Supply and Services. Seller shall provide the PEM System and perform all of the Services in accordance with the provisions of this Contract, including the provisions of Exhibit A and Exhibit B.

3.2 Support Services. Following the Acceptance Date, Seller shall provide one technical employee to support commencement of commercial operations and operation of the PEM System for up to twelve (12) months following the Acceptance Date (the “Support Services”), until such time as Seller and Owner mutually agree that such Support Services are no longer reasonably necessary. Owner shall pay Seller for all Reimbursable Costs related to the Support Services plus twenty percent (20%) of such amounts. If Seller and Owner mutually agree that such Support Services are no longer reasonably necessary prior to the expiration of the twelve (12) month period described in this Section 3.2, then Seller shall, at its option, have the right to keep such employee at the Site for the remainder of such twelve (12) month period at Seller’s sole cost and expense.

3.3 Notice to Proceed. Owner hereby authorizes Seller to commence preliminary work under this Contract as of the Effective Date and to incur costs on such work up to a maximum of $250,000, to be reimbursed by Owner. This maximum amount may be increased in writing by Owner. Owner shall provide Seller with a formal written full notice to proceed (the “Notice to Proceed”) when Owner desires Seller to commence fabrication of the PEM Equipment, and Seller shall not incur any Reimbursable Costs in excess of the amount authorized by this Section until issuance of such Notice to Proceed.

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3.4 Contract Schedule. Following the delivery of the Notice to Proceed, Seller shall deliver the PEM System, provide the Services and otherwise perform its work hereunder in accordance with the Contract Schedule. The Contract Schedule may be modified only with the mutual agreement of both Parties or in accordance with the provisions of this Contract.

ARTICLE 4. CONTRACT PRICE, BUDGETING AND PAYMENT TERMS

4.1 Contract Price. The total amount payable by Owner to Seller for the PEM System, the Primary Services and the license rights granted to Owner hereunder (such total amount, the “Contract Price”) shall be equal to the sum of (i) all of the Reimbursable Costs plus (ii) the License Fee.

4.2 General Payment Schedule.

4.2.1 Prepayment. The Parties acknowledge that prior to the date hereof, Owner has paid or cause to be paid to Seller $[***] as a nonrefundable payment, receipt of which is hereby acknowledged by Seller, which has been applied against the License Fee.

4.2.2 Effective Date Payment. Within one business day following the Effective Date, Owner shall pay to Seller $[***] as a nonrefundable payment to be applied to the balance of the unpaid License Fee.

4.2.3 Notice to Proceed Payment and Expense Account. Within 24 hours of the date of the Notice to Proceed, Owner shall pay to Seller $[***] as a nonrefundable prepayment (subject to Article 12) against Reimbursable Costs. Such payments shall be deposited into a segregated Seller bank account at Seller’s selected bank (of if Owner reasonably objects to Seller’s selected bank, at a bank mutually agreed by the Parties) (the “Expense Account”), shall not be commingled with any other funds, and shall be used and applied by Seller solely for the payment of Reimbursable Costs strictly in accordance with the terms and conditions of this Contract.

4.2.4 Payment of Reimbursable Costs. Following the date of the Notice to Proceed, Owner shall make payments to the Expense Account to fund Reimbursable Costs in the amounts, at the times and otherwise in the manner described in Section 4.5.

4.2.5 Late Payments. Late payments under this Contract shall bear interest at the lesser of the maximum rate permitted by Law or one and one half percent (1.5%) per month from the original due date to the date of payment.

4.3 Control Budget.

4.3.1 Generally. For purposes hereof, “Control Budget” means the budget for Reimbursable Costs as may be amended from time to time in accordance with this Section or with Section 5.2, the initial agreed version of which is attached hereto as Exhibit C. The Control Budget shall include all estimated Reimbursable Costs to be incurred by Seller and shall be used to monitor actual costs hereunder. Subject to this Section or Section 5.2, the Control Budget shall not be amended without the approval of Owner, which approval will not be unreasonably withheld. Without limiting the foregoing, if Seller identifies an unanticipated increase in the

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[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

amount of any Reimbursable Costs, with such increase in amount not within the reasonable control of Seller (such cost increase, a “Cost Overrun”), Owner shall reasonably consider amendments to the Control Budget to reflect such Cost Overrun after presentation of such supporting Cost Overrun information to Owner and discussion by the Parties regarding possible alternatives or ways to reduce the Cost Overrun (which alternatives shall be implemented if reasonable and not likely to adversely affect the performance of the PEM System or Seller’s Article 7 warranties). Owner acknowledges that if Notice to Proceed is not issued within 30 days of the Effective Date, the Control Budget will be updated to reflect changes in pricing, if any, based on the delay.

4.3.2 Cost Controls and Control Budget Updating. Seller shall provide Owner with timely information as to the anticipated total Contract Price. Such information shall compare the Control Budget with the actual cost for activities in progress and include estimates for uncompleted tasks and proposed changes. Seller shall not incur any Reimbursable Cost in excess of one-hundred ten percent (110%) of the amount set forth for such item in the Control Budget, or one-hundred ten percent (110%) in aggregate for all items of Reimbursable Costs as set forth in the Control Budget, without prior approval by Owner, which approval will not be unreasonably withheld. Except for information regarding anticipated costs in excess of the Control Budget that require Owner approval under this Section 4.3.2, which Seller shall communicate to Owner as soon as Seller obtains knowledge thereof, cost information shall be reported to Owner, in writing, in connection with the Payment Documentation submitted by Seller under Section 4.4.

4.4 Invoices and Other Deliverables. On or about the tenth (10th) day of each calendar month, Seller shall provide Owner with the following documentation (collectively, “Payment Documentation”):

(a) an invoice (each, an “Invoice”) setting forth all Reimbursable Costs actually paid or incurred up to the end of the prior calendar month that have not previously been billed, along with supporting documentation to substantiate such Reimbursable Costs, including (at a minimum), time summaries, copies of petty cash accounts, receipted invoices or invoices with check vouchers attached and any other evidence reasonably required by Owner to demonstrate cash disbursements made or payable by Seller on account of Reimbursable Costs, provided that in all cases trade secret or confidential personnel information may be redacted;

(b) a monthly progress report showing the progress of Seller’s work, including a reconciliation showing the total of all Reimbursable Costs incurred to date and a comparison to the Control Budget, and such other detail and information as Owner may from time to time reasonably designate;

(c) a statement setting forth (i) all payments from and deposits into the Expense Account during the prior month, (ii) the balance in the Expense Account as of the end of the prior month, (iii) a listing of Reimbursable Costs projected to be paid from the Expense Account during the current month and the next proceeding month, and (iv) the total amount (if any) that Seller requests Owner to deposit into the Expense Account prior to the end of the then current month in order to enable Seller to pay Reimbursable Costs to be paid in the current and next following month and so the Expense Account is not reduced below a zero balance;

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(d) to the extent requested from time to time by Owner or any Lender, partial lien releases and waivers in appropriate form (conditional and/or unconditional) from Seller and/or its significant subcontractors or subvendors, relating to payments made or to be made by Owner hereunder;

(f) such additional documentation and data as any Lender, Consulting Engineer or Owner may reasonably request.

For purposes of clarification, in the event Payment Documentation is not readily available or is inadvertently excluded or delayed, or Owner otherwise disputes any amounts in any Payment Documentation, Owner shall nonetheless pay or authorize reimbursement of amounts for which Payment Documentation is complete (and not disputed), and Seller shall not be prejudiced from receiving any Reimbursable Expenses evidenced by such incomplete or disputed Payment Documentation after the same is re-submitted in complete form or the dispute is resolved, as the case may be.

4.5 Funding of Expense Account. Prior to the end of each month in which Seller has requested a deposit to the Expense Account in accordance with Section 4.4(c), the Parties shall confer regarding such Expense Account matters as are reasonably designated by Owner, and Owner shall thereafter, but prior to the end of such month, deposit into the Expense Account an amount necessary to enable Seller to pay Reimbursable Costs during the next month. Notwithstanding anything to the contrary in this Contract, in the event Owner wrongfully fails to fully fund the Expense Account in the amounts requested by Seller in accordance with this Contract (including Section 4.4) and at the times specified in this Contract, Seller may, at Seller’s sole discretion, suspend all work under this Contract without penalty until such failures are corrected by Owner. In the event of such suspension by Seller, any related fees, expenses and costs associated with Seller’s suspension of work as provided for in the prior sentence shall be the sole expense of Owner and in addition to the Contract Price, and the Parties shall work together to modify the Contract Schedule and all other project and other schedules to reflect additional time necessary to re-engage any third party subcontractors and others involved in providing Services once the suspension is lifted.

4.6 Payments From Expense Account. Seller shall be solely responsible for making payments out of the Expense Account to fund Reimbursable Costs in such amounts and at such times that such amounts are actually payable, provided that Seller shall not make any withdrawals from the Expense Account at any time that Seller is bankrupt or insolvent or is otherwise in material default hereunder. Seller shall cooperate with Owner to grant to Owner a first priority security interest (that may be perfected by Owner) in the Expense Account solely for the purpose of protecting and preserving the amounts due Owner under this Contract, if any, in the event of bankruptcy or insolvency of Seller or other default of Seller hereunder. Such security interest shall not under any circumstances restrict Seller’s ability to make payments from the Expense Account as provided for under this Contract.

4.7 [Omitted].

4.8 Final Payment. Along with its final Payment Documentation delivered hereunder on or after the Acceptance Date, Seller shall submit to Owner, in such form as may be

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reasonably designated by Owner or its Lender: (a) a statement summarizing and reconciling all previous Payment Documentation, payments and Change Orders, (b) an affidavit that all payrolls, payroll taxes, liens, charges, claims, demands, judgments, security interests, bills for materials and equipment, and other indebtedness connected with the PEM System or Services for which Seller may in any way be responsible, have been paid or released, (c) final lien releases and waivers in such form as may be reasonably requested by Owner or its Lender and (d) such other related documentation reasonably designated by Owner or its Lender.

4.9 Payments Not Acceptance of PEM System or Services. No payment made hereunder shall be considered or deemed to represent that Owner, Construction Manager or the Consulting Engineer has inspected the PEM System or Services or any other portion of Seller’s work or checked the quality or quantity thereof, or made a detailed examination, audit or arithmetic verification of the Payment Documentation, and shall not be deemed or construed as approval or acceptance of any PEM System, Services or other work or item or amount of Reimbursable Cost, or as a waiver of any claim or right that Owner may then or thereafter have, including any warranty right.

4.10 Financial Insecurity. In the event that, following the Effective Date, Seller has reason to believe it shall become insolvent (as defined in Section 101 of the United States Bankruptcy Code) or unable to pay its debts as they become due, or admits in writing to such insolvency or to such inability to pay its debts as they become due, it shall immediately give notice of such anticipated event to Owner. In such event, or if Seller is otherwise in default hereunder in any material respect, Owner may, by written notice to Seller, demand that Seller cooperate with Owner to restructure the Expense Account and payment mechanics set forth herein in such manner as may be reasonably designated by Owner to eliminate Owner’s pre-funding of the Expense Account and to enable Owner to make all reimbursement payments of Reimbursable Costs directly to Seller and its subcontractors and subvendors as and when such Reimbursable Costs are incurred.

ARTICLE 5. CHANGES

5.1 Changes. Neither Owner nor Seller may unilaterally alter or vary the PEM Equipment or Services to be provided by Seller as described herein unless such change is agreed to in writing by both Parties (a “Change”).

5.2 Contract Adjustment. Should any Change permitted under Section 5.1 cause an increase or decrease in the cost of or time required for performance of this Contract or otherwise affect any provision of this Contract, an adjustment shall be made to the Control Budget, Contract Schedule or other provision of this Contract which is thereby affected. A written change order (a “Change Order”) in a form agreed to by both Parties and describing in detail the Change shall be executed by both Parties in order for the Change to be effective.

ARTICLE 6. DELIVERY; TITLE TRANSFER, INSTALLATION, ETC.

6.1 Delivery. Seller shall arrange proper packaging and transportation of each item of PEM Equipment to Owner at the Site via such mode of transportation and otherwise in such manner as is mutually agreed by the Parties. Seller shall provide Owner at least seven (7) Days’

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prior written notice of (i) the approximate shipment date of each item of PEM Equipment and (ii) the estimated delivery date of each item of PEM Equipment. For purposes of clarification, Seller’s costs for such packaging and transportation shall be Reimbursable Costs. Owner shall arrange for unloading of each item of PEM Equipment from delivery vehicles. Owner shall arrange for the Project to be prepared and ready for delivery of the Equipment or any portion of it and shall be responsible for all reasonable costs incurred or delays if the Project is not able to accept delivery.

6.2 Transfer of Title. Title to each item of PEM Equipment shall pass from Seller to Owner upon Seller’s transfer of possession of such item to the rail carrier, truck carrier or other common carrier contracted to deliver such item to Owner. No right, title or interest in or to the PEM Technology or other Proprietary Materials embedded in the PEM Equipment shall be transferred, except for the license rights expressly granted herein.

6.3 Risk of Loss. All risk of loss to PEM Equipment shall pass from Seller to Owner upon arrival thereof at the Site.

6.4 Purchase Money Security Interest. To the extent Owner has taken title to any item of PEM Equipment and Owner has not yet paid the full Contract Price to Seller, Owner hereby grants to Seller a first priority purchase money security interest in such PEM Equipment to secure Owner’s payments. Owner shall cooperate with Seller to execute and file such documentation as may be necessary or advisable to evidence such security interest.

6.5 Warranty of Title. Seller warrants good title to all PEM Equipment furnished hereunder, and Seller warrants that title and ownership thereto shall pass to and vest in Owner as described in Section 6.2 free and clear of any and all liens, claims, charges, security interests, encumbrances and rights of other persons arising as a result of any actions or failure to act of Seller, its subcontractors or vendors, excepting only (a) materialman’s liens, suppliers’ liens, construction liens, laborers’ liens, mechanics’ liens, or similar liens or encumbrances that may arise from Owner’s nonpayment or incomplete payment for work or services hereunder or (b) as expressly set forth in Section 6.4 or elsewhere herein ((a) and (b) collectively, “Permitted Liens”).

6.6 Installation.

6.6.1 Generally. Owner shall be responsible for the installation and Start-Up of the PEM System at the Site, except that Seller will install or arrange for the installation of the Refractory in the PEM System. Owner shall provide Seller or its contractors secluded access to the PEM System for this purpose.

6.6.2 Seller’s Access. Owner shall provide Seller with reasonable and free access to the PEM System and the Site and all activity logs for the purpose of monitoring and/or inspecting the PEM System throughout the period of construction, installation, commissioning, and Start-Up.

6.7 Owner Inspection Rights.

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6.7.1 General. In order to verify progress by Seller in connection with the performance of its Services and work hereunder, and in connection with payment of the Contract Price, Seller shall at all times reasonably cooperate with Owner (and its Lender and Consulting Engineer), and cause all Seller’s subcontractors and subvendors to reasonably cooperate, to enable Owner and any Lender, Consulting Engineer or Construction Manager to have the right at reasonable times with proper escort by Seller to inspect the PEM System (subject to restrictions on access to the refractory as further described in this Contract and subject to limitations imposed by subvendors or subcontractors), including to verify and determine (as applicable) the following: proper fit-up, material specifications and mill records, stress relief procedures and records, welding procedures, welder qualification records, welds and radiography fastening, code compliance records and inspection reports, electrical code compliance and inspection reports for the State in which Owner will install the PEM System, surface preparation, painting and insulation both before and after cure, tests of control systems, pressure tests and general overall manufacturing quality. Owner shall provide Seller with at least five (5) days notice of intended inspections. If Owner conducts any such inspection at the premises of Seller or any of its subcontractors or subvendors, then reasonably promptly following such inspection Owner shall deliver to Seller a written notice confirming the occurrence of such inspection, including the date and time the inspection occurred, identifying all parties present at such inspection, detailing the purpose of the inspection and particular PEM System components inspected, and signed by a supervising employee of Owner. Notwithstanding the foregoing, Owner is not obligated to make any such inspection or examination, and no inspection or examination of all or any part of the PEM System or Services nor the failure to inspect or examine the same nor acceptance thereof nor the expression of any approval by Owner nor payment therefor shall be deemed to relieve Seller from any of its obligations under this Contract, including among others, the obligation to provide PEM System and Services satisfying the warranties set forth herein.

6.7.2 Refractory Inspection. Notwithstanding Section 6.7.1, Owner shall have no right to inspect the Refractory, except that Owner, Lender, Consulting Engineer or Construction Manager shall be entitled to inspect or examine the preparation of the surface of the vessel to receive the Refractory, the metal clips on such vessel, and after final installation of all refractory materials, the Refractory itself.

ARTICLE 7. WARRANTIES

7.1 Generally. Seller warrants to Owner that: (a) each item of PEM Equipment (and PEM Technology to the extent necessary to operate the PEM Equipment) shall in all material respects meet all the requirements and specifications of this Contract, shall be new and, if no quality is specified herein, of high quality, and (b) the PEM System shall be capable of converting organic materials into syngas in the manner contemplated by this Contract when incorporated into the Project as contemplated hereunder, shall be free from defects in design, engineering, materials, manufacturing, and workmanship, and shall conform in all material respects with all applicable Laws and Standards and Codes in effect on the date of shipment thereof. Seller warrants that all Services shall be performed in a good and workmanlike manner in accordance with accepted professional standards and shall conform in all material respects with the requirements of this Contract and all applicable Laws and Standards and Codes in effect on the date of performance thereof. For the avoidance of doubt, in the event that, pursuant to Section 8.2.3, either an LD Payment Date occurs or Seller exhausts its obligation to perform

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corrective work by virtue of reaching the LD Cap, then Owner shall not be entitled to seek any remedy under this Article 7 for the failure of the PEM System to satisfy the Performance Guarantees.

7.2 Period. Except as otherwise provided in Section 7.6, the foregoing warranties for the PEM System provided hereunder and Services shall terminate on the twelve month anniversary of the Initial Start-Up (the “Warranty Period”), unless otherwise expressly terminated earlier in accordance with the terms of this Contract. For purposes of clarification, any warranty claims delivered to Seller after expiration of the Warranty Period shall be excluded from warranty coverage. Owner shall provide Seller with written confirmation of the date of Initial Start-Up within seven days following such date.

7.3 Conditions. The warranties set forth above, and all of Seller’s related obligations arising from any breach (or alleged breach) of warranties, are conditioned upon Owners continuous compliance with all of the following:

(a) Owner’s storage, installation, operation and maintenance of the PEM Equipment, in all material respects, in accordance with customary operational procedures of Seller provided in writing to Owner;

(b) Owner’s operation of the PEM System within the operational specifications included as part of the Services described in Exhibit B;

(c) Owner providing Seller reasonable opportunity to inspect the PEM System, keeping adequate logs and records to establish proper PEM System operation and maintenance history, and supplying such information to Seller at such times as may be reasonably requested by Seller;

(d) Owner granting Seller reasonable access to the Project and all operating logs for the purpose of monitoring and/or inspecting the PEM System throughout the period during which installation and Start-Up is being conducted and throughout the Warranty Period;

(e) Owner maintaining, at Owner’s sole cost and expense, a full time internet connection and modem to the control computer for the PEM System, allowing Seller remote access to the PEM System to monitor operating conditions and parameters, and providing Seller reasonable remote repair or diagnostic assistance;

(f) Owner utilizing only individuals that have participated in a Seller-designed training course, who have been certified by Seller (or a Seller designated training company) in such training course as competent operators to operate and maintain the PEM System; and

(g) Owner’s compliance with the Installation Manuals and with the Operating and Maintenance Manuals provided by Seller pursuant to Exhibit B and with any reasonable updates to such manuals.

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Failure to comply with any of the foregoing conditions will void Seller’s above warranties to the extent the failure has any prejudice on Seller.

7.4 Remedies. During the Warranty Period, if the PEM System or any item of PEM Equipment or PEM Technology, or Services do not conform to the above warranties, Owner shall promptly notify Seller in writing upon obtaining knowledge thereof explaining in sufficient detail the warranty claim being asserted prior to the expiration of the Warranty Period. Upon receiving such notice and subject to the final sentence of this Section 7.4, Seller shall have the right to inspect the claimed defect at the Site and shall undertake any such inspection promptly. In the event that any PEM Equipment, PEM Technology or Services do not conform to the above warranties, Seller shall thereafter, at no cost to Owner, at Seller’s option either promptly correct or reperform such PEM Equipment, PEM Technology or Services, or repair, replace or modify the item of PEM Equipment or PEM Technology so that it conforms to such warranties. In the case of remedial work to be performed by Seller hereunder, Seller shall provide all labor, supervision, equipment, tools and materials necessary to perform the remedial work and shall bear all expenses in connection therewith. Subject to Section 7.8.2, the cost of all labor required in connection with disassembly or reassembly of any PEM Equipment and the removal, replacement and reinstallation of PEM Equipment necessary to gain access, as well as the cost of transporting repaired items to and from the Site, shall be borne solely by Seller. Seller also at its own cost, subject to Section 7.8.2, shall perform such tests as may be reasonably required to verify that corrected, repaired or replaced PEM Equipment or PEM Technology conforms to the warranties above. Such tests are functional in nature only, and do not include reperforming any Performance Tests. Seller shall have access to the Project, the PEM System and to Owner’s operating and maintenance records in order to perform remedial work hereunder, so long as such access shall not unreasonably interfere with Owner’s operation of the Project. For the avoidance of doubt, no warranty-related work by Seller or its subcontractors or subvendors shall be a Reimbursable Cost hereunder, except as specified in Section 7.8.2.

7.5 Performance of Warranty Work. Seller acknowledges that the failure of the PEM System to operate and perform properly and in accordance with the warranties and specifications provided in this Contract could result in disruption of the Project and substantial revenue loss to Owner. Although Seller will have no obligation to reimburse or otherwise remedy such revenue loss, Seller agrees to perform all warranty work hereunder as expeditiously as is reasonably possible and in a manner which minimizes Project disruption and revenue loss. Seller shall perform all warranty work, at a minimum, on a 2-10-7 crew-schedule (2-10 hour crew-shifts/day, 7 days/week), Monday through Sunday, unless otherwise approved by Owner. If Seller fails to perform warranty work hereunder in accordance with the requirements of this Contract, Owner may itself perform or cause to be performed such work and Seller shall reimburse Owner with all its reasonable expenses for performing such work.

7.6 Repaired PEM System Warranty. Any repaired or replaced part or reperformed services furnished under the above warranties shall carry warranties on the same terms as set forth above except that the Warranty Period with respect to such repaired or replaced part or reperformed services shall extend until the later of (a) the date that is six (6) months from the date of repair, replacement, or reperformance and (b) the date of expiration of the original Warranty Period; provided that, in no event shall the repaired equipment warranty extend for more than six (6) months beyond the expiration of the original Warranty Period.

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7.7 Warranty Transfer. The above warranties extend only to Owner and Owner’s permitted successors and assigns and shall terminate if the PEM System is relocated after installation of Refractory.

7.8 LIMITATIONS.

7.8.1 DISCLAIMER OF ALL OTHER WARRANTIES. THE WARRANTIES AND GUARANTEES EXPRESSLY SET FORTH IN THIS CONTRACT ARE EXCLUSIVE AS TO THE PEM EQUIPMENT, PEM TECHNOLOGY AND SERVICES, AND MADE IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, IMPLIED OR STATUTORY; SELLER EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT RELATED TO THE PEM SYSTEM OR ANY RELATED SERVICES. TO THE EXTENT THAT ANY APPLICABLE LAW PRECLUDES THE EXCLUSION OF ANY SUCH WARRANTIES, SUCH WARRANTIES ARE LIMITED IN DURATION TO THE DURATION OF THE WARRANTY PERIOD. NO AGENT, EMPLOYEE, OR REPRESENTATIVE OF SELLER HAS ANY AUTHORITY TO BIND SELLER TO ANY AFFIRMATION, REPRESENTATION OR WARRANTY RELATING TO THE PEM SYSTEM OR SERVICES, OTHER THAN AS SPECIFICALLY PROVIDED HEREIN.

7.8.2 Limitation on Liability. Seller’s liability with respect to the warranty work described in this Article 7 shall not exceed fifty percent (50%) of the License Fee. Seller shall perform any necessary warranty work valued up to fifty percent (50%) of the License Fee calculated as Reimbursable Costs. All costs in excess of 50% of the License Fee for warranty work requested by Owner shall be Reimbursable Costs.

7.9 Exclusive Remedies. Except as expressly set forth herein, following the Acceptance Date the Section 7 warranty shall constitute the only remedies of Owner for claims based on defective PEM System or Services, whether said claims are designated as arising in contract, warranty, tort (including negligence), strict liability, indemnity, or otherwise, whether arising before or after delivery, and however instituted. Upon the expiration of the Warranty Period, all such liability shall terminate.

7.10 Warranty Exclusions. Seller does not warrant the PEM System or Services or any repaired or replacement part against normal wear and tear, improper use, alteration without Seller’s prior written consent, accidents, acts of God, terrorism, abuse, or use of any parts or consumables with respect to the PEM System not approved by Seller.

7.11 Disputed Warranty Claims. If Owner in good faith asserts a warranty claim that Seller disputes is covered by the above warranties, Seller shall nonetheless respond to the claim and make appropriate repairs and replacements in accordance with the provisions hereof, but if it is ultimately determined (through the procedures set forth at Section 18.5 or otherwise) that the claim was in fact not covered by the above warranties, then Owner shall reimburse Seller for all parts, materials, labor, travel and other expenses and costs related to such claim as if they were Reimbursable Costs hereunder plus an additional 20% mark-up.

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7.12 Third Party Warranties. Seller shall use commercially reasonable efforts to obtain third party warranties on portions of the PEM System supplied under this Contract by third parties. To the extent Seller receives warranties on the PEM System from third parties and such warranties provide greater warranty coverage on the PEM System (or any component thereof) than the warranty described above in this Article 7, Seller shall assign such third party warranties (provided such warranties are assignable) to Owner to the extent of such greater warranty coverage; provided, that such assignment shall not reduce or otherwise limit Seller’s obligations with respect to its own warranties described herein. Seller shall reasonably cooperate with Owner to pursue such third party warranties and provide Owner copies of the documentation with respect to such third party warranties, in each case to the extent assigned to Owner.

7.13 Limitation on Intended Users. The PEM System is intended for purchase and use by commercial/industrial users and for operation by persons trained and experienced in the use and maintenance of such equipment. The PEM System is not intended for consumers or consumer use.

ARTICLE 8. PERFORMANCE GUARANTEES AND TESTS

8.1 Performance Guarantees. Subject to the provisions of this Contract, Seller hereby guarantees that the PEM System will comply with each of the Performance Guarantees during the Performance Tests and Seller shall take corrective action or pay Owner performance liquidated damages in the amounts set forth in Exhibit F in the event of the failure of the PEM System to meet the Performance Guarantees.

8.2 Performance Tests; Liquidated Damages.

8.2.1 Performance Test Procedures. A detailed testing procedure for each of the Performance Tests shall be prepared by Seller and submitted to Owner for review and approval no later than six (6) weeks prior to the scheduled start of the Performance Tests. Within fifteen (15) Days following such submission, Owner shall review the procedure and provide any comments thereon in writing to Seller, which comments, if agreed by Seller (which agreement shall not be unreasonably withheld), shall be reflected in a revised procedure to be submitted by Seller and mutually agreed to by the Parties promptly thereafter. Following agreement upon a final procedure, Owner shall conduct, or cause to be conducted, the Performance Tests in accordance with such procedure and in compliance with the guidelines set forth in the Performance Guarantees and Testing Schedule attached at Exhibit E. All reasonable costs incurred by Seller in observing and assisting with the initial Performance Test shall be Reimbursable Costs under this Contract.

8.2.2 Performance Test Notices. Owner shall provide Seller written notice at least seven (7) Days prior to commencing the Performance Tests. Owner shall provide Seller at least two (2) Days advance written notice of the reperformance of any test after the initial Performance Test, unless the subsequent Performance Test is performed within seventy-two (72) hours following the preceding test, in which case twenty four (24) hours additional notice shall be required, and such reperformance of any test after the initial Performance Test shall commence as scheduled, provided that any Performance Test may be subject to reasonable delays and postponement following Owner’s written notice. Seller shall be entitled to have its

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personnel present at the Site to observe any Performance Tests and monitor the taking of measurements.

8.2.3 Failure of Performance Tests. In the event that (i) Owner provides Seller with a written notice indicating that the Performance Testing of any PEM System does not yield results which meet the Performance Guarantees due to the PEM System provided by Seller, and (ii) such results are not caused by equipment upstream or downstream of the PEM System or by any fault of Owner (including a failure to comply with the Operating and Maintenance Manual or the Supervisory Installation Manual or a failure to properly install or Start-Up the PEM System), then Seller shall be obligated promptly to repair, adjust or otherwise correct the PEM System so as to be able to satisfy the Performance Guarantees, provided that (i) Seller’s actual direct reasonable costs (determined in accordance with Exhibit H, but without any additional profit mark-up beyond that specified in Exhibit I) incurred to repair, adjust or otherwise correct the PEM System shall, on a dollar-for dollar basis, reduce the Liquidated Damages Amount and (ii) Seller shall have no further obligation to incur additional costs to correct the PEM System if such Liquidated Damages Amount has been so reduced to zero, unless Owner agrees to reimburse Seller therefor on a Reimbursable Cost basis. If, notwithstanding Seller’s use of all commercially reasonable efforts, Owner and Seller mutually agree that it would not be productive for Seller to continue efforts to repair, adjust or otherwise correct the PEM System (the “LD Payment Date”), then Seller shall cease such efforts and pay to Owner as liquidated damages an amount equal to the Liquidated Damages Amount calculated based upon the results of the most recent Performance Tests, but capped at an amount equal to the initial LD Cap less the actual costs theretofore incurred by Seller to correct the PEM System. For purposes of this paragraph, Seller shall keep records of all costs incurred on a current basis. All performance liquidated damages shall be payable by Seller within thirty (30) Days following Seller’s receipt of Owner’s invoice therefor, unless disputed in accordance with the provisions of Section 18.5.

8.3 Acceptance Date. Following the successful completion of the Performance Tests, or Seller’s payment of performance liquidated damages in accordance with the foregoing, when Seller considers that it has provided all the PEM Equipment (and any PEM Technology necessary to operate the PEM Equipment) and performed all the Services (that are then required to be completed) in accordance with the provisions of this Contract and that the Acceptance Date has occurred, Seller shall provide notice thereof to Owner. Within ten (10) Days after receipt of such notice, Owner shall either issue to Seller an acceptance certificate acknowledging the Acceptance Date (the “Acceptance Certificate”) or, if reasonable cause exists for doing so, advise Seller by written notice that the Acceptance Date has not occurred, stating in reasonable detail the reasons therefor. In the event Owner reasonably determines that the Acceptance Date has not been achieved and such determination is not disputed, Seller shall promptly take such action or perform such additional Services as are required to achieve the Acceptance Date and shall thereupon issue to Owner another notice as set forth above. This procedure shall be repeated until such time as Owner has issued an Acceptance Certificate; provided, however, that neither the issuance of such a certificate by Owner nor Owner’s acceptance of any item of PEM Equipment or PEM Technology shall in any way affect Seller’s continuing obligations hereunder with respect to the PEM System or the Services, including Seller’s continuing warranty obligations hereunder.

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ARTICLE 9. INDEMNIFICATION

9.1 General Indemnity.

9.1.1 Indemnification by Seller. To the fullest extent permitted by Law, Seller shall defend, indemnify and hold harmless Owner, Lender, the Construction Manager, the Consulting Engineer, and all of the current and former Affiliates of the foregoing, along with each of their respective officers, directors, partners, managers, members, agents, employees, successors, and assigns (collectively, the “Owner Indemnitees”), from and against all loss, damage, expense and liability (including court costs and reasonable attorneys’ fees, judgments, bona fide settlements, penalties, costs or other losses (collectively, “Losses”)) to the extent resulting from injury to or death of persons (including employees of Seller or Owner Indemnitees), any violation of any applicable Law or Standard or Code, and from damage to or loss of property, caused by or arising out of but only to the extent of the negligent acts or omissions, or willful misconduct, or breach or default of this Contract by Seller (or its subcontractors, subvendors, officers, employees or agents) in connection with the PEM Equipment, Services, or performance of this Contract. Except in cases of Seller’s (or its subcontractors’, subvendors’, officers’, employees’ or agents’) fraud or willful misconduct, Seller’s indemnity obligation hereunder with respect to damage to or loss of Owner’s property shall be limited to $5,000,000, provided in no event shall any provision in this Section 9.1.1 limit Owner’s rights under Articles 7 and 8.

9.1.2 Indemnification by Owner. To the fullest extent permitted by Law, Owner shall defend, indemnify and hold harmless Seller and its current and former Affiliates, along with each of their respective officers, directors, partners, managers, members, agents, employees, successors, and assigns (collectively, the “Seller Indemnitees”), from and against all Losses, to the extent resulting from injury to or death of persons (including employees of Owner or Seller Indemnitees), any violation of any applicable Law or Standard or Code, and from damage to or loss of property, caused by or arising out of but only to the extent of the negligent acts or omissions, or willful misconduct, or breach or default of this Contract by Owner (or its subcontractors, subvendors, officers, employees or agents (including the Construction Manager and Consulting Engineer)). Except in cases of Owner’s, Lender’s, Construction Manager’s, or Consulting Engineer’s (or any of their subcontractors’, subvendors’, officers’, employees’, or agents’) fraud or willful misconduct, Owner’s indemnity obligation hereunder with respect to damage to or loss of Seller’s property shall be limited to $5,000,000.

9.2 Employee Claims. With respect to any and all claims against a Seller Indemnitee or an Owner Indemnitee, as applicable, by any employee or any subcontractor or vendor or by anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the indemnification obligation stated in Section 9.1 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Seller or Owner, as applicable, or any such subcontractor or subvendor under any applicable workers’ compensation Law, disability Laws, or other employee benefit Law.

9.3 Proprietary Rights.

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9.3.1 Indemnification and Defense. Seller shall indemnify, defend and hold each Owner Indemnitee harmless from and against any action, claim, cause of action, suit, proceeding or demand of any third party (and all resulting Losses) arising out of or related to any actual or threatened claim of infringement of any IP Rights owned by a third party based upon Owner Indemnitee’s possession or use of the PEM Equipment, PEM Technology and/or Seller’s Confidential Information. Seller shall have no obligation under this Section 9.3.1 to the extent that Owner is in breach of this PO for non-payment of the Contract Price.

9.3.2 Procurement, Modification and Replacement. In addition, if Owner is prevented by injunction or order from a court of competent jurisdiction from operating the PEM System provided hereunder Seller shall, at its own cost and expense, use best efforts to procure for Owner Indemnitees a license to continue using the allegedly or potentially infringing materials of nature and scope the same as or substantially similar to that originally delivered without loss, diminution or degradation of material functionality. If Seller cannot obtain such license after good faith efforts undertaken for a reasonable period of time (not to exceed sixty (60) Days), then Seller shall, at its own cost and expense, attempt to modify the allegedly or potentially infringing materials so as to make them non-infringing without loss, diminution or degradation in material functionality. If Seller cannot make such modification after good faith efforts undertaken for a reasonable period of time (not to exceed sixty (60) Days), then Seller shall, at its own cost and expense, promptly procure for the applicable Owner Indemnitee a license to a third party product that shall serve as a replacement for the allegedly or potentially infringing materials without loss, diminution or degradation in material functionality.

9.4 Lien Indemnity. Seller shall indemnify, defend and hold harmless Owner and Lender from each and every lien filed in connection with Seller’s performance of the work under this Contract other than Permitted Liens, including all Losses incurred in discharging such lien or similar encumbrance, provided all required payments have been made under this Contract by Owner. If Seller fails to promptly discharge any lien or similar encumbrance (but not including Permitted Liens) upon any item of PEM Equipment or any or materials or IP Rights encompassed therein for which Seller is responsible hereunder, Seller shall satisfy or defend any such lien or similar encumbrance; provided, however, that Seller shall have the right to submit a bond reasonably satisfactory to Owner in the amount of any such lien or encumbrance if Seller, despite its commercially reasonable efforts, has been unable to obtain discharge thereof; and provided further that Owner shall not be required to accept any such bond in lieu of discharge at the Acceptance Date. If Seller does not promptly satisfy such lien or similar encumbrance (or, where permitted, fails to provide Owner a bond in lieu thereof), without limiting any other rights of Owner hereunder or under applicable Law, Owner shall have the right, at its option and after notice to Seller, to post a bond or pay or settle such lien or similar encumbrance by bond or agreement, and Seller shall within five (5) Days of request of Owner, reimburse Owner for all reasonable costs incurred by Owner to post such bond or discharge such lien or similar encumbrance, including administrative costs, attorneys’ fees and other expenses.

9.5 [Intentionally Omitted].

9.6 Notice of Claim; Control of Defense or Settlement.

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9.6.1 Generally. An Indemnitee shall promptly after the receipt of notice of the commencement of any legal action or of any claims against such Indemnitee in respect of which indemnification may be sought pursuant to the foregoing provisions of this Article notify the applicable indemnifying Party in writing thereof, provided that the failure of an Indemnitee promptly to provide any such notice shall only reduce the liability of the applicable indemnifying Party by the amount of any damages attributable to the failure of the Indemnitee to give such notice in such manner. In case any such claim or legal action shall be made or brought against an Indemnitee and such Indemnitee shall notify the applicable indemnifying Party thereof, such indemnifying Party may, or if so requested by such Indemnitee shall, assume the defense thereof and after notice from the indemnifying Party to such Indemnitee of an election to assume the defense thereof with in-house or outside legal counsel reasonably satisfactory to such Indemnitee, such indemnifying Party will not be liable to such Indemnitee under this Article 9 for any legal fees and expenses subsequently incurred by such Indemnitee in connection with the defense thereof. No Indemnitee shall settle any indemnified claim over which the applicable indemnifying Party has not been afforded the opportunity to assume the defense without such indemnifying Party’s approval, which approval shall not be unreasonably withheld. The applicable indemnifying Party shall control the settlement of all claims over which it has assumed the defense; provided, however, that the indemnifying Party shall not conclude any settlement which requires any action or forbearance from action by an Indemnitee or any of its Affiliates, or any payment by an Indemnitee or any of its Affiliates, without the prior approval of the Indemnitee, such approval shall not be unreasonably withheld. The Indemnitee shall provide reasonable assistance to the indemnifying Party when the indemnifying Party so requests, at the indemnifying Party’s expense, in connection with such legal action or claim. In all cases the Indemnitee shall have the right to participate in and be represented by counsel of its own choice and at its own expense in any such legal action or with respect to any claim.

9.6.2 Special Provisions for Claims Related to IP Rights. Notwithstanding Section 9.6.1, Seller shall have the right to control the defense of actual or threatened claim of infringement of any IP Rights owned by a third party based upon Owner Indemnitees’ possession or use of the PEM System and/or Seller’s Confidential Information; including to admit liability, settle, compromise, or discharge any matter covered by Section 9.3 without the consent of Owner; provided however, that the foregoing grant of authority shall not permit Seller to, and Seller is expressly prohibited, unless prior written consent is obtained from Owner, from making any admission, settlement or compromise that might imply or give rise to any fault or liability of Owner or otherwise impact Owner’s operation of the PEM System. Owner may also defend through counsel of its own choosing, at its own expense, any action which may be brought by a third party in connection with the actions described in Section 9.3. If Owner is found in breach of this Contract or license within it and the infringement claim would have been avoided but for such breach, Owner shall reimburse Seller for costs incurred by Seller in its defense and indemnity of Owner hereunder.

9.7 Term of Indemnities. Notwithstanding any other provision in this Contract to the contrary, the indemnification obligations and rights set forth in this Article 9 shall survive the expiration or other termination of this Contract. Owner’s acceptance of the PEM Equipment, the PEM Technology and Services shall not be construed to relieve Seller of any obligation under this Article 9.

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ARTICLE 10. COMPLIANCE WITH LAWS AND STANDARDS AND CODES

10.1 Generally. Seller shall at all times comply, and shall assure that the PEM System at the time of delivery and Services at the time of performance comply in all material respects, with all Laws, Standards and Codes applicable to the design, manufacture and use of the PEM System, the delivery thereof, and the performance by Seller of its other obligations hereunder.

10.2 Changes in Law, etc. In the event that any change in Law or in Standards and Codes enacted or otherwise approved after the date of this Contract but prior to the delivery of any PEM Equipment requires or makes advisable any modifications in the design of the PEM System, Seller shall reasonably promptly notify the Owner thereof. If any such modification is required by Law, Seller shall make such modification and, if such modification is not so required, Seller shall make such modification only if requested by Owner (provided such modification is reasonably technically feasible), and in either case if such modification impacts the Control Budget or Contract Schedule or affects any other provision of this Contract, the Parties shall negotiate in good faith and enter into a Change Order in accordance with the provisions of Section 5.2 above covering all additional costs and delays related to such Change. Nothing in this Section 10.2 shall limit Seller’s obligation under Section 10.1.

10.3 Owner Obligations. Owner shall be responsible to obtain all permits, licenses, and other regulatory approvals associated with the Project and/or the construction and operation of the Project. Owner shall comply with all applicable laws, codes, ordinances, regulations, insurance requirements, and policies applicable to, or in effect at, the Project. Such compliance is Owner’s sole responsibility, and any penalties or citations levied against Owner for failure to so comply levied by any local, state, or federal authorities shall be at Owner’s sole cost and expense.

ARTICLE 11. INSURANCE

11.1 Coverage. Without limiting Seller’s liability under this Contract, each Party shall maintain in full force and effect during the term of this Contract the insurance required of such Party by Exhibit G, all on the terms and conditions set forth in Exhibit G, which shall indicate what insurance costs are Reimbursable Costs.

ARTICLE 12. TERMINATION AND SUSPENSION

12.1 Owner’s Right to Terminate for Cause. Owner may terminate this Contract for cause in the following circumstances:

12.1.1 Bankruptcy. If any proceeding is instituted against Seller seeking to adjudicate Seller as a bankrupt or insolvent, or if Seller makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of the insolvency of Seller, or if Seller files a petition seeking to take advantage of any other Law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts and, in the case of any such proceeding instituted against Seller (but not by Owner or an Affiliate of Owner, as applicable) such proceeding is not dismissed within sixty (60) Days of such filing, Owner may without prejudice to any other right or remedy it may have, terminate this Contract by written notice to Seller.

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12.1.2 Force Majeure. If Seller is unable to perform its obligations under this Contract for a period of 180 consecutive days, or 270 days in the aggregate (whether or not consecutive) from the date a Force Majeure first occurs, Owner may without prejudice to any other right or remedy Owner may have, terminate this Contract by written notice to Seller.

12.1.3 Non-Performance. Except as described in Section 12.3, if Seller is in default of any material provision of this Contract other than provisions for which exclusive remedies are expressly specified, and fails to fully cure the same within thirty (30) Days after receipt of written notice thereof from Owner, or such longer period not to exceed one-hundred eighty (180) Days as may be reasonably required to cure the same, provided Seller has commenced cure of such default within thirty (30) Days after receipt of such written notice and diligently pursues such cure, Owner may, without prejudice to any other right or remedy, terminate this Contract by written notice to Seller.

12.1.4 MPLA Matters. Owner may terminate this Contract by written notice to Seller upon the occurrence of Fulcrum BioEnergy, Inc.’s right to terminate the MPLA under Section 19(d)(i) or Section 19(d)(iii) of the MPLA.

12.1.5 Improper Use of Expense Account. Owner may terminate this Contract by written notice to Seller, immediately, and without providing any cure rights to Seller, in the event Seller breaches any obligation hereunder relating to the Expense Account or otherwise makes any improper use of the Expense Account or the funds therein; provided, that Seller shall have the right to cure such breach or improper use if Seller’s breach or improper use was inadvertent and is cured within two (2) days following receipt of notice of the occurrence of such breach or improper use.

12.2 Seller’s Right to Terminate for Cause. Seller may terminate this Contract for cause in the following circumstances:

12.2.1 Bankruptcy. If any proceeding is instituted against Owner seeking to adjudicate such Party as a bankrupt or insolvent, or Owner makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of the insolvency of Owner, or if Owner files a petition seeking to take advantage of any other Law relating to bankruptcy, insolvency, reorganization, winding up or composition or readjustment of debts and, in the case of any such proceeding instituted against Owner (but not by Seller or an Affiliate of Seller), as applicable) such proceeding is not dismissed within sixty (60) Days of such filing, Seller may without prejudice to any other right or remedy it may have, terminate this Contract by written notice to Owner.

12.2.2 Non-Performance. Except as described in Section 12.2.3 or Section 12.3, if Owner is in default of any material provision of this Contract, and fails to fully cure the same within thirty (30) Days after receipt of written notice thereof from Seller, or such longer period not to exceed one-hundred eighty (180) Days as may be reasonably required to cure the same, provided Owner has commenced cure of such default within thirty (30) Days after receipt of such written notice and diligently pursues such cure, Seller may, without prejudice to any other right or remedy, terminate this Contract by written notice to Owner.

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12.2.3 Failure of Owner to Make Required Payments. If Owner fails to make any payments to Seller or the Expense Account that are required by this Contract, and fails to remedy such failure within ten (10) days following written notice from Seller, then Seller may, without prejudice to any other right or remedy, terminate this Contract by written notice to Owner.

12.3 Infringement or Misappropriation of Proprietary Materials. If either Party materially defaults in its obligations under Section 18.2 or Section 18.25, infringes or misappropriates the other Party’s Proprietary Materials or IP Rights, including by exceeding the authorized scope of license, the non-defaulting Party may provide the defaulting Party with a written notice specifying the nature of the breach. The non-defaulting Party shall have thirty (30) Days to cure from receipt of notice. If not cured within such period, the non-defaulting Party may terminate this Contract and all license rights granted to the defaulting Party, by providing a second written notice of immediate termination. Immediately upon expiration or termination of a license, the defaulting Party shall cease use of and immediately return all copies and embodiments of the other’s Confidential Information and Proprietary Materials then in its possession or under its reasonable control.

12.4 Consequences of Owner’s Termination.

12.4.1 If Owner elects to terminate this Contract pursuant to Section 12.1 (other than Section 12.1.4), then (a) Owner shall have all rights and remedies available to Owner under applicable Law, and Owner’s right to collect damages from Seller shall not be limited in any manner by the fact that any amount previously paid by Owner to Seller hereunder is described herein as “non-refundable” and (b) Owner shall have an immediate right to refund of all amounts then on deposit in the Expense Account.

12.4.2 MPLA Matters. If Owner elects to terminate this Contract under Section 12.1.4, then:

(a) if such termination relates to MPLA Section 19(d)(i) and Section 3(c) of MPLA Exhibit E, Seller shall have the right to retain all amounts previously paid hereunder by Owner, provided that Owner shall be entitled to a prompt refund of all amounts (if any) then on deposit in the Expense Account less any amounts then owed to Seller, and, subject to Section 18.23 and the rights of Fulcrum BioEnergy, Inc. under Section 3(c) of MPLA Exhibit E, the Parties shall have no further liability or obligation to one another hereunder; and

(b) if such termination relates to MPLA Section 19(d)(iii) then Owner shall be entitled to the rights and remedies available to it under applicable Law.

12.4.3 Termination After Shipment of PEM Equipment. Notwithstanding anything herein to the contrary, if Owner terminates this Agreement after delivery to the Site of any portion of the PEM Equipment, then in addition to any provision that explicitly survives the expiration or termination of this Contract, the provisions of Section 16.1, Article 17, Section 18.2.1 and Section 18.2.2, Section 18.6.2 (solely to the extent Owner assigns its rights under the other Sections referenced in this Section 12.4.3), and Section 18.25, shall in each case survive and continue to bind the Parties.

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12.5 Termination for Convenience; Failure to Issue a Notice to Proceed.

12.5.1 Termination for Convenience. Owner may, at its sole option, terminate this Contract at any time prior to delivery of any PEM Equipment to the Site for Owner’s convenience, by written notice to Seller.

12.5.2 Failure to Issue Notice to Fabricate. If Owner fails to issue a Notice to Proceed to Seller within eighteen (18) months following the Effective Date, then Seller may terminate this Contract by written notice to Owner.

12.5.3 Remedies. If Owner terminates this Contract for convenience, or if Seller terminates this Contract for failure to issue a Notice to Proceed, then (a) Seller shall stop work immediately and use all reasonable efforts to minimize any cancellation or other charges of any subcontractors or subvendors, (b) Seller shall be entitled to retain all amounts previously paid hereunder (including the License Fee), but shall refund all amounts in the Expense Account after paying any Reimbursable Costs, (c) Owner shall reimburse Seller for its costs (calculated in the same manner as Reimbursable Costs), if any, reasonably incurred as a result of the termination for convenience, (d) Owner shall retain (or be entitled to) title and possession of all components of PEM Equipment (but not PEM Documentation) in progress to which Seller has title but for which Owner has paid for but has not yet taken possession or received, except for the Refractory, (e) to the extent Seller has included a provision similar to this Section 12.5.3 in its subcontracts pursuant to the last sentence of this Section 12.5.3, Seller shall cause such subcontractors and subvendors to transfer title and possession to Owner of all components of PEM Equipment in progress to which Seller does not have title but for which Owner has paid for but has not yet taken possession or received, except for the Refractory, (f) at Owner’s request, Seller shall cooperate with Owner to promptly transfer possession to Owner, and (g) Owner shall promptly return all PEM Documentation to Seller. Notwithstanding anything in this Section 12.5.3 to the contrary, Owner shall not retain (or be entitled to) title or possession of the Refractory, but Seller shall use commercially reasonable efforts to redeploy or sell for scrap value the Refractory, and Seller shall pay to Owner all amounts received by Seller in connection therewith, up to the amount of Reimbursable Costs paid by Owner to Seller attributable to the Refractory. Seller shall use commercially reasonable efforts to include a provision substantially similar to this Section 12.5.3 in any subcontract with its subcontractors or subvendors.

12.6 Suspension and/or Change in Project. Owner may direct Seller to suspend performance of this Contract in whole or in part at any time and from time to time, by Owner’s ten (10) Days’ prior notice of suspension, setting out, if appropriate, a description of the activities required in order to suspend performance in an orderly manner. Seller shall suspend performance as so instructed, and shall resume the suspended performance as promptly as practicable following Owner’s notice of resumption. In the event of such suspension, Owner shall reimburse Seller for its costs (calculated in the same manner as Reimbursable Costs), if any, reasonably incurred as a result of such suspension. The Contract Schedule shall be revised to take into account any delay resulting from such suspension. Additionally, in the event of any termination or material cessation of activities related to the Project in circumstances where Owner (or one of its Affiliates) desires to use the PEM System covered by this Agreement for another project then Seller agrees to reasonably cooperate with Owner (and such Affiliates(s)) to enter into a Change Order to enable the transfer of the PEM System and this Contract to such

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other project, provided that (a) Owner (or the Affiliate transferee of this Contract) shall reimburse Seller for its costs (calculated in the same manner as Reimbursable Costs), if any, reasonably incurred as a result of such transfer, and (b) the Contract Price shall be amended to add a Core System Fee pursuant to the MPLA.

ARTICLE 13. LIMITATION ON LIABILITY

13.1 Limitation On Damages. Except for any liquidated damages expressly provided for herein, in no event, whether as a result of breach of contract, warranty, tort (including negligence), strict liability, or otherwise, shall either Party or its employees, officers, directors, other personnel, Affiliates, contractors, subcontractors, subvendors or suppliers be liable for loss of profit or revenues, lost business opportunity, or loss of use damages or any other special, consequential, incidental, indirect or exemplary damages, even if any remedies otherwise provided under this Contract, at law or in equity, fail of their essential purpose, and even if a Party had been advised of the possibility of such damages.

13.2 Extent of Waivers. The waivers and disclaimers of liability, releases from liability, and limitations on liability expressed in this Article 13 shall survive termination or expiration of this Contract, and shall apply whether in contract, equity, tort or otherwise, even in the event of the fault, negligence, strict liability, or breach of contract of the Party released or whose liabilities are limited, and shall extend to the partners, members, managers, principals, shareholders, directors, officers, employees and agents of such Party and its Affiliates.

13.3 Casualty to the PEM Equipment. Prior to the Acceptance Date, Seller’s liabilities, if any, associated with casualty losses to the PEM Equipment shall be limited to the replacement of the Equipment in a reasonable time, except for any liabilities under Section 9.1.

ARTICLE 14. CONSTRUCTION MANAGER

14.1 Construction Manager. Owner may retain a third party to serve as its construction manager and authorized representative (the “Construction Manager”), which Construction Manager may be Owner’s EPC Contractor, during the design and construction of the Project, and to delegate to such Construction Manager the authority to act for and on behalf of Owner with respect to the ongoing administration of this Contract. Owner shall notify Seller of the name of the Construction Manager at the time Owner delivers the Notice to Proceed. The Parties agree that the continuing acts, writings and notices of the Construction Manager with respect to matters hereunder shall be deemed to be the acts, writings and notices of Owner hereunder, binding upon Owner for all purposes of this Contract, and if directed by Owner, Seller agrees that, except as otherwise expressly provided herein, Seller shall communicate and deal directly with the Construction Manager on all matters arising under this Contract. Claims and causes of action arising therefrom, however, shall be asserted only against Owner, and not against Construction Manager, except in the case of fraudulent or willful misconduct by the Construction Manager or in connection with infringement or disclosure of Seller’s Proprietary Materials or the release of Confidential Information. All of the foregoing is contingent upon Construction Manager executing a nondisclosure and confidentiality agreement with Seller, satisfactory in form and substance to Seller at Seller’s sole discretion. Owner hereby expressly assumes any and all liability of Construction Manager and agrees to fully indemnify and defend Seller for any and all

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claims for Losses related to the same, on and subject to the same terms and conditions set forth herein as if the actions and omissions of the Construction Manager were the actions and omissions directly of the Owner.

ARTICLE 15. FORCE MAJEURE

15.1 Excuse by Force Majeure. Neither Party shall be liable for any delays in performance hereunder (except performance of any payment obligation with respect to amounts which have become due and payable) due to fire, wind storm, riot, acts of God, acts of the public enemy, acts of war whether declared or undeclared, acts (including delay, failure to act or priority) of any governmental authority, civil disturbance, sabotage, earthquake, floods, work stoppage, strikes or other labor difficulties at facilities other than Seller’s or its subcontractors or subvendors (provided that such labor difficulties are widespread and of a general nature), or other similar unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party incurring such delay, provided that such Party has diligently sought to mitigate the potential impact of any such delay (the occurrence of such event, a “Force Majeure”). A Party which anticipates claiming any delay in performance by reason of any such occurrence shall within three (3) business Days after obtaining knowledge that such occurrence is reasonably likely to cause a delay notify the other Party in writing thereof. No extension of any time periods hereunder shall by reason of such causes be extended for a period exceeding the time reasonably necessary to overcome the Force Majeure.

ARTICLE 16. LICENSE GRANTS

16.1 Grant of Licenses and Acknowledgement.

16.1.1 Seller’s Grant to Owner. Subject to the terms and conditions of this Contract, Seller hereby grants to Owner (once the Contract Price hereunder has been paid) a fully paid-up, royalty-free license under Seller’s IP Rights to use the PEM Technology provided to Owner for the sole purpose of operating and maintaining as part of the Project the PEM Equipment purchased hereunder. Owner shall use the PEM System only in the Field and only within the Territory. It is acknowledged, however, that as between Seller and Owner under this Contract, Seller is and shall be the sole and exclusive owner of all IP Rights in and to the PEM Technology, and no ownership of the PEM Technology or the IP Rights in and to the PEM Technology are transferred to Owner.

16.1.2 Owner’s Grant to Seller. Owner hereby grants to Seller, subject to the terms and conditions of this Contract, a fully paid-up, royalty-free worldwide license under Owner’s IP Rights to make such limited uses of Owner Technology as are reasonably required to perform the Services and Support Services for the benefit of Owner in connection with the PEM Equipment purchased under this Contract. It is acknowledged, however, that as between Owner and Seller under this Contract, Owner is and shall be the sole and exclusive owner of all IP Rights in and to Owner Technology, and no ownership of Owner Technology or the IP Rights in and to Owner Technology are transferred to Seller.

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16.1.3 Term and Termination of Licenses. Except as otherwise expressly specified in this Contract, the licenses granted hereunder shall continue in effect for so long as Owner or any permitted successor or assign retains ownership of the PEM Equipment.

ARTICLE 17. DERIVATIVE WORKS, IMPROVEMENT PATENTS AND NEW MATERIALS

17.1 General. During the term of this Contract, the Parties may develop, author, invent, create and/or conceive, either solely or jointly with others: (a) Derivative Works; and/or (b) Improvements of the PEM System or Owner Technology; as well as (c) brand new Proprietary Materials that are not Derivative Works or Improvements of either the PEM System or Owner Technology (the “New Materials”). The Parties’ respective ownership in and to such Derivative Works, Improvements and New Materials shall be as set forth below in this Article 17.

17.2 Ownership of Derivative Works. Each Party owns and shall continue to own all IP Rights in and to the Derivative Works of their respective Proprietary Materials, by whomever made, as if originally authored, created or conceived by such Party except as described below with respect to Joint Materials.

17.3 Ownership of New Materials. If either Party develops, authors, invents, creates and/or conceives any New Materials without assistance or contribution from the other Party, then unless otherwise set forth in this Contract, all IP Rights in and to those New Materials shall be owned solely and exclusively by the developing Party except as described below with respect to Joint Materials.

17.4 Ownership of Improvements; Grant-back Licenses.

17.4.1 Seller Improvements to Owner Technology.

17.4.1.1 Ownership. If during the term of this Contract Seller invents, discovers or conceives any Improvement to Owner Technology (the “Seller Improvements to Owner Technology”), all such Seller Improvements to Owner Technology and all IP Rights in and to them shall be owned by Owner. Seller shall assign, and hereby perpetually and irrevocably assigns to Owner, all such right, title and interest in and to Seller Improvements to Owner Technology. Owner shall be solely responsible for maintaining such Seller Improvements to Owner Technology.

17.4.1.2 Grant-back License. Without in any way limiting Owner’s ownership hereunder, unless restricted by Owner’s third party licensors, Owner shall grant and hereby grants to Seller, and Seller only, a fully paid-up, enterprise-wide, royalty-free, worldwide, perpetual, non-exclusive, sublicense-able through multiple tiers, license under Owner’s IP Rights to use Seller Improvements to Owner Technology in the field of bioenergy and gasification. The license rights granted in the previous sentence shall be: (i) non-transferable except in connection with a sale, merger, or reorganization involving substantially all of Seller’s assets related to Seller’s business, and (ii) shall be “AS-IS” without warranty of any type, except that Owner hereby warrants that it has full power and authority to grant the applicable license(s).

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17.4.2 Owner Improvements to PEM Technology.

17.4.2.1 Ownership. If, during the term of this Contract, Owner invents, discovers or conceives any Improvement to the PEM Equipment or PEM Technology (the “Owner Improvements to PEM Technology”), all such Owner Improvements to PEM Technology and all IP Rights in and to them shall be owned by Seller. Owner shall assign, and hereby perpetually and irrevocably assigns to Seller, all such right, title and interest in and to Owner Improvements to PEM Technology. Seller shall be solely responsible for maintaining such Owner Improvements to PEM Technology.

17.4.2.2 Grant-back License. Without in any way limiting Seller’s ownership hereunder, Seller shall grant and hereby grants to Owner, a fully paid-up, royalty-free, worldwide, perpetual, non-exclusive, non-assignable but sublicense-able through multiple tiers, license under Seller’s IP Rights to use Owner Improvements to PEM Technology at the Project or any other project controlled by Owner for any purpose related to the field of bioenergy. The license rights granted in the previous sentence shall be: (i) non-transferable except in connection with a sale or merger involving all or substantially all of the Project or the controlling portion of Owner’s shares or other interests in the Project, and (ii) without in any way limiting the warranties provided by Seller under this Contract with respect to the underlying PEM System components on which Owner Improvements to PEM Technology licensed hereunder may be based, shall be “AS-IS” without warranty of any type, except that Seller hereby warrants that it has full power and authority to grant the applicable license(s).

17.4.3 Further Assurances. Each Party (the “Notifying Party”) shall notify the other Party of any Improvements developed by the Notifying Party which would, under the terms of this Article 17, be owned by the other Party. Such notice shall be provided as soon as reasonably possible following development by the Notifying Party. Notifying Party further acknowledges and agrees that, in the event the other Party decides to file patent applications on such Improvements or to file registrations for any other IP Rights on such Improvements, Notifying Party shall cooperate with the filing Party in the preparation of any and all such patent applications or other IP Rights applications, and the execution of any and all assignments or other documents, necessary in connection with obtaining such patent or other IP Rights protection in the name of other Party anywhere in the world. In addition, the Parties shall document all Joint Materials in a cooperatively prepared invention report describing such Joint Materials in sufficient detail so as to allow the Party with Filing Responsibility (as defined below) to fulfill its obligations under Section 17.5.

17.5 Development of Joint Materials.

17.5.1 Ownership. If during the term of this Contract, Owner and Seller (including the employees, consultants and contractors of each Party) working jointly together invent, discover or conceive any New Materials, or Derivative Works of or Improvements to such New Materials (collectively, the “Joint Materials”) then all such Joint Materials and all IP Rights in and to them shall be owned jointly and equally by the Parties and the Parties shall cooperate with each other as described in this Section in preparing, filing and prosecuting all IP Rights in and to the Joint Materials and in the maintenance of any such IP Rights.

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17.5.2 Filing Responsibility; Notices. Seller shall have the first right, but not the obligation, to assume responsibility for the preparation, filing prosecution and maintenance of all IP Rights in or to the Joint Materials (“Filing Responsibility”). If Seller declines Filing Responsibility, then Seller shall provide Owner with written notice thereof no later than sixty (60) Days prior to the first applicable statutory bar date or other deadline for filing, registering or otherwise protecting the IP Rights for the Joint Materials. Within twenty (20) business days of receipt of such notice from Seller, Owner shall provide Seller with written notice confirming Owner’s assumption of Filing Responsibility or declining same. If Owner so declines, Seller shall have the right, but not the obligation, to resume Filing Responsibility.

17.5.3 Costs; Non-Filing Party’s Rights and Obligations. In all events, the Party assuming Filing Responsibility shall provide, and shall direct its counsel to provide, the other Party (the “Non-Filing Party”) with copies of all such applications and all correspondence with all applicable offices and authorities (including any official actions and proposed responses thereto) prior to any applicable filing deadline, and shall give the Non-Filing Party a reasonable period of time in which to provide comments and input on such applications and responses. The costs and expenses incurred by the Party assuming Filing Responsibility, as well as any other reasonable, documented costs associated with protection of the Joint Materials, shall be shared equally by the Parties. If the Non-Filing Party declines to share in the costs and expenses of Filing Responsibility, then the Non-Filing Party shall and hereby does, upon the written request of the Party assuming Filing Responsibility, assign to the Party having Filing Responsibility all right, title and interest, including all IP Rights, in and to the Joint Materials in question.

ARTICLE 18. MISCELLANEOUS

18.1 Liquidated Damages Not Penalty. The Parties acknowledge and agree that it would be difficult or impossible to determine with absolute precision the amount of damages that would or might be incurred by Owner as a result of Seller’s failure to perform those matters hereunder for which liquidated damages are provided. The Parties agree that the amounts of liquidated damages provided under this Contract are in lieu of actual damages and are the Parties’ reasonable estimates of fair compensation for the Losses that may reasonably be anticipated from such failures in respect of such matters, and do not constitute a penalty. For purposes of clarification, payment of any liquidated damages shall be the sole and exclusive remedy for any and all claims and Losses related to those matters for which liquidated damages are provided.

18.2 Restriction On Reverse Engineering.

18.2.1 Proprietary Trade Secrets. Certain features of the design and fabrication of the PEM Equipment are proprietary trade secrets owned by Seller, the disclosure of which could have a material, adverse effect on Seller’s opportunities and advantages in the marketplace. The designs, dimensions, materials of construction, software and circuit configurations and other features of the PEM Equipment and its sub-components shall remain the exclusive property of Seller under the terms of this Contract, subject only to the limited licenses provided herein, and Owner agrees to take all reasonable precautions necessary to maintain the proprietary and trade secret status of the designs, dimensions, materials of construction, including software and circuit configurations.

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18.2.2 Restriction on Reverse Engineering. Notwithstanding any other provision in this Contract that may appear to the contrary, Owner agrees not to disassemble, decompile the object code form of PEM Software, analyze the materials of construction, or otherwise reverse engineer, the PEM Equipment or any of its sub-components provided herein, or to allow any third party to disassemble, decompile PEM Software pertaining to, analyze the materials of construction of, or otherwise reverse engineer, the PEM Equipment or any of its sub-components provided herein.

18.2.3 Alterations to PEM Equipment. Owner shall not modify or otherwise alter the PEM Equipment (including the Refractories), except (i) with the prior written consent of Seller (which shall not be unreasonably withheld or delayed), (ii) at Seller’s express direction (if subsequently confirmed in writing), and/or (iii) as necessary for Owner to perform routine or emergency maintenance or repairs, provided that in all cases of routine or emergency maintenance or repairs to the Refractories, (x) Owner shall first request that Seller perform Refractory work (at Owner’s expense, equal to Reimbursable Costs plus an additional 20% mark-up), and if Seller is willing and able, Seller shall perform such work within the time period reasonably specified by Owner, and (y) if Seller is unwilling or unable to perform such work within the time period reasonably specified by Owner, then Owner shall then be free to perform such work without further consent or approval from Seller.

18.3 Advertising. Neither Seller nor Owner shall, without the prior written consent of the other, which consent shall not be unreasonably withheld, denied, or delayed, issue or make any press releases to the public with respect to this transaction, the parties involved, or the terms or provisions of this Contract. Notwithstanding the foregoing, either Party may make disclosures with respect to this transaction without consent (i) in connection with disclosure to potential investors in Seller, its Affiliates or technology, (ii) in connection with obtaining a company valuation, (iii) in connection with complying with any and all governmental filings or reports, (iv) if such information is already in the public domain through no breach of the disclosing party, (v) for internal business purposes, (vi) in connection with any dispute with the other Party, or (vii) as otherwise required by law.

18.4 Subcontractors. The Parties acknowledge that Seller may enter into certain subcontracts with subcontractors and subvendors in order to perform this Contract. Each such subcontractor and subvendor the total amount payable to which is anticipated to exceed $1,000,000 shall be subject to the review and approval by Owner, along with the terms of the subcontract, which approval shall not be unreasonably withheld. No such subcontractor or subvendor is intended to be or shall be deemed a third-party beneficiary of this Contract. Owner may recommend specific persons from whom, or entities from which, Seller may choose to obtain bids with respect to the foregoing. Seller shall obtain bids from subcontractors or subvendors and shall deliver such bids to Owner (with redactions of trade secret information, if any). Seller shall then determine, with the advice of Owner, which bids will be accepted. Seller shall not contract with anyone to whom Owner has reasonable objection. Subcontracts with subcontractors and subvendors shall conform to the applicable payment and related provisions of this Contract and shall not be awarded on the basis of cost plus a fee without the prior consent of Owner, which shall not be unreasonably withheld. If the subcontract is awarded on a cost-plus fee basis, Seller shall provide in the subcontract for Owner to receive the same audit rights with regard to the subcontract as Owner receives with respect to Seller hereunder. Notwithstanding

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the foregoing, no arrangements between Seller and any subcontractor or subvendor shall create any contractual relationship between any subcontractor or subvendor and Owner. Seller shall be solely responsible for the engagement and management of subcontractors and subvendors in the performance of work, for all work performed and items provided by subcontractors and vendors and for all acts and omissions of subcontractors and subvendors.

18.5 Dispute Resolution. The following process is the exclusive process for resolving disputes related to the Contract:

18.5.1 Negotiation. The Parties shall first attempt in good faith to resolve any dispute arising out of or in connection with this Contract, or its performance including the existence and validity of this Contract promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for the administration of this Contract (a “Management Representative”). Within seven (7) Days after determining to invoke dispute resolution, a Party shall provide the other Party with a written notice of the dispute, a proposed means for resolving the same, and the support for such position. The second Party shall respond with the same types of information within seven (7) Days of receiving the first Party’s notice. Thereafter, the Management Representatives of each Party shall meet to discuss the matter and attempt in good faith to reach a negotiated resolution of the dispute. If the Parties have not agreed upon a resolution of the dispute within forty-five (45) Days after the date of the original notice provided under this Section 18.5.1, or such other time period as the Parties may agree in writing to allow for discussions (“Negotiation Period”), then at any time after the end of the Negotiation Period, a Party may provide written notice to the other Party declaring an impasse (“Impasse Notice”) and initiating binding arbitration in accordance with the further provisions of Section 18.5.2.

18.5.2 Binding Arbitration. Any dispute for which an Impasse Notice shall have been delivered under Section 20(i)(i) shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in San Francisco, California under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Application of the Commercial Arbitration Rules shall be subject to the following: there shall be a single neutral arbitrator selected as follows: Within twenty (20) Days after the AAA serves the confirmation of notice of filing of the arbitration demand, the Parties shall agree on the appointment of a single neutral arbitrator and so notify the AAA. If the Parties fail to agree on the appointment of a single neutral arbitrator within that time period, and have not otherwise mutually agreed to extend that time period, then the AAA shall make the appointment.

18.5.3 Equitable Remedies. Notwithstanding any provision to the contrary in this Section 18.5, the Parties shall be entitled to seek injunctive relief or specific performance in a court of law with respect to disputes arising under this Contract, including under Section 18.25 (Confidentiality).

18.6 Assignment and Delegation.

18.6.1 Seller’s Assignment. Seller may not assign, sell, transfer or otherwise dispose of its rights or obligations under this Contract, nor (subject to Seller’s subcontract rights

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under Section 18.4) may Seller delegate its duties under this Contract, in each case without the prior written consent of Owner, except that Seller may assign the Contract or delegate its duties hereunder to a successor, parent corporation, subsidiary or Affiliate without Owner’s consent, provided such assignment or delegation shall not affect Seller’s continuing obligations hereunder. Any such unauthorized assignment or delegation shall be void and unenforceable.

18.6.2 Owner’s Assignment. Owner may not assign, sell, transfer or otherwise dispose of its rights or obligations under this Contract, nor may Owner delegate its duties under this Contract, in each case without the prior written consent of Seller, except that Owner may assign this Contract or delegate its duties hereunder without Seller’s prior written consent to (i) any Person who purchases all or substantially all of the assets of Owner, or (ii) a Lender (but solely as collateral security and in connection with any subsequent foreclosure proceedings), or (iii) an Affiliate of Owner that owns or will own the Project; provided that in each case (A) such assignment or delegation shall not alter or amend the terms or conditions hereof, (B) if such assignment or delegation occurs prior to the occurrence of the final payment specified in Section 4.8, Owner shall guaranty to Seller all payment obligations under Article 4 and (C) no such assignment or delegation may be made to an assignee or delegee the primary business of which (or of its Affiliates) consists of the design and/or manufacture of gasification equipment involving plasma arc technology. Subject to clause (B) above, upon such assignment and assumption described in clauses (i) and (iii) above, the assignor shall have no further liability or obligation under this Contract, except that the assignor shall itself continue to comply with and be liable under the provisions of this Agreement respecting the protection of confidential information. Any unauthorized assignment or delegation shall be void and unenforceable. In connection with any assignment by Owner to Lender, Seller shall execute a consent to assignment and such other documents as Lender may reasonably request.

18.6.3 Resale. Owner shall include the PEM Equipment in a facility that it is constructing and shall not purchase the PEM Equipment for purposes of resale.

18.7 Severability. The invalidity of one or more phrases, sentences, clauses, sections or articles contained in this Contract shall not affect the validity of the remaining portions of the Contract so long as the material purposes of this Contract can be determined and effectuated.

18.8 Amendments. No change, amendment or modification of this Contract shall be valid or binding upon the Parties hereto unless such change, amendment or modification shall be in writing and duly executed by both Parties hereto.

18.9 Joint Effort. Preparation of this Contract has been a joint effort of the Parties and the resulting document shall not be construed more severely against one of the Parties than against the other.

18.10 Captions. The captions contained in this Contract are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Contract or the intent of any provision contained herein.

18.11 Non-Waiver. Any failure of any Party to enforce any of the provisions of this Contract or to require compliance with any of its terms at any time during the pendency of this

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Contract shall in no way affect the validity of this Contract, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision.

18.12 Applicable Law. This Contract shall be governed by, construed and enforced in accordance with the laws of the State of New York, exclusive of conflicts of laws provisions.

18.13 Successors and Assigns. Subject to Section 18.6, this Contract shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

18.14 Independent Contractor Status. Seller is an independent contractor, and all persons employed by Seller in connection herewith shall be employees of Seller and not employees of Owner in any respect. Nothing contained in this Contract shall be construed as constituting a joint venture or partnership between Seller and Owner.

18.15 Financing Assistance. Seller shall provide such documents, other technical assistance and cooperation as Owner may reasonably request in connection with obtaining financing for the Project to the extent consistent with this Contract. Without limiting the foregoing, Seller agrees that it will make available to Owner and Lender such information relating to the status of the PEM System and the Services as Owner or Lender may reasonably request. In addition, after receipt of a written request from Owner, Seller shall execute and deliver to Owner or the applicable assignee reasonable consents to collateral assignment of the rights of Owner under this Contract on customary market terms, and such estoppel statements certifying among other things that, to the extent they are known to be true in Seller’s knowledge: (a) this Contract is in full force and effect; (b) no modifications have been made except those disclosed; (c) no disputes or defaults exist; (d) no events have occurred that would, with the giving of notice or the passage of time, constitute a default under this Contract; and (e) all amounts then due and owing have been paid to date. The reasonable, documented costs actually incurred by Seller to comply with the obligations in the foregoing sentence shall be reimbursed by Owner to Seller from the Expense Account.

18.16 Counterparts. This Contract may be signed in any number of counterparts and each counterpart shall represent a fully executed original as if signed by both Parties.

18.17 Notices. Any written notice, direction, instruction, request or other communication required or permitted under this Contract shall be deemed to have been duly given on the date of receipt, and shall be either served personally or by telefacsimile to the Party to whom notice is to be given, or mailed to the Party to whom notice is to be given, by first class registered or certified mail, return receipt requested, postage prepaid, and addressed to the addressee at the address stated opposite its name below, or at the most recent address specified by written notice given to the other Party in the manner provided in this Section 18.17. All other written notices or other aforesaid written communications hereunder from Seller to Owner shall be delivered to Owner, with a copy to Construction Manager, provided that Owner may direct Seller in writing to send payment invoices to Construction Manager at an address to be provided to Seller by Owner.

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Owner:

Fulcrum Sierra BioFuels, LLC

c/o Fulcrum BioEnergy, Inc.

4900 Hopyard Road, Suite 220

Pleasanton, CA 94588

Attn: Stephen H. Lucas

Tel: (636) 673-9401

E-mail: steve@fulcrumbioenergy.com

With a copy to:

Fulcrum BioEnergy, Inc.

4900 Hopyard Road, Suite 220

Pleasanton, CA 94588

Attn: Richard D. Barraza

Tel: (925) 224-8244

Fax: (925) 730-0157

E-mail: rbarraza@fulcrum-bioenergy.com

Seller:

InEnTec LLC

595 S.W. Bluff Drive, Suite B

Bend, OR 97702

Attn: Matthew B. Glass

Tel: (541) 749-2123

Fax: (866) 294-7568

E-mail: mglass@inentec.com

With a copy to:

InEnTec LLC

595 S.W. Bluff Drive, Suite B

Bend, OR 97702

Attn: J. Michael Rocket

Tel: (541) 749-2142

Fax: (866) 393-0231

E-mail: mike.rockett@inentec.com

18.18 Complete Contract. This Contract, including all Exhibits attached hereto, constitutes the complete agreement between the Parties as of the date of the Contract, and supersedes any and all agreements made or dated prior thereto between the Parties and/or their Affiliates relating to the subject matter hereof. The Parties acknowledge that nothing in this Contract supersedes or replaces any of the terms of that certain Amended and Restated Limited Liability Company Agreement of Fulcrum Sierra BioFuels, LLC, dated as of April 1, 2008, as amended from time to time, between Fulcrum Sierra Holdings, LLC and IMS Nevada LLC, including Section 8.7 thereof.

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18.19 Owner’s Review of Seller’s Data. Except as otherwise expressly specified in this Contract, no inspection or review by Owner, Lender, Consulting Engineer, Construction Manager or their representatives shall constitute an approval, endorsement or confirmation of any drawing, plan, specification, PEM Equipment, PEM Technology, or Services or an acknowledgment by Owner, the Lender, Consulting Engineer or Construction Manager that any drawing, plan, specification, PEM Equipment, PEM Technology or Services satisfies the requirements of this Contract; nor shall any such inspection or review relieve Seller of any of its obligations to provide the PEM Equipment, PEM Technology and Services in conformance with all requirements of this Contract.

18.20 No Recourse. The obligations of Owner under this Contract shall be without recourse to any of the officers, board members, directors, shareholders, managers, members, employees, agents, partners or Affiliates of Owner, or to the Affiliates of any of the foregoing. The obligations of Seller under this Contract shall be without recourse to any of the officers, board members, directors, shareholders, managers, members, employees, agents, partners or Affiliates of Seller, or to the Affiliates of any of the foregoing. Seller’s recourse under this Contract shall be expressly limited to the Owner, and to Project assets, and if the Project is being financed in whole or in part by Lender, shall include all funds actually provided by Lender(s) and made available for the construction of the Project.

18.21 Representations. Each Party represents to the other Party that as of the Effective Date: (a) such Party has the full power and authority to execute, deliver and perform this Contract and to carry out the transactions contemplated hereby; (b) the execution and delivery of this Contract by such Party and the carrying out by such Party of the transactions contemplated hereby have been duly authorized by all requisite corporate (or, if applicable, partnership or limited liability company) action, and this Contract has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof, subject, as to enforceability of remedies, to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity; (c) no authorization, consent, approval or order of, notice to or registration, qualification, declaration or filing with, any governmental authority, is required for the execution, delivery and performance by such Party of this Contract or the carrying out by such Party of the transactions contemplated hereby; and (d) none of the execution, delivery and performance by such party of this Contract, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, conflicts or will conflict with or result in a breach or violation of any of the terms, conditions, or provisions of any Law, governmental rule or regulation or the charter documents (or partnership or limited liability company operating agreement, if applicable), as amended through the date hereof or by-laws, as amended through the date hereof, of such Party or any applicable order, writ, injunction judgment or decree of any court or governmental authority against such Party or by which it or any of its properties is bound, or any loan agreement, indenture, mortgage, bond, note, resolution, contract or other agreement or instrument to which such Party is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties. Additionally, Seller represents to Owner that Seller’s name change prior to the date hereof in 2008 from Integrated Environmental

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Technologies LLC to InEnTec LLC was solely a change in name and not the result of or in connection with any merger, acquisition, dissolution or other corporate reorganization.

18.22 Site Access. Seller’s personnel performing Services at the Site shall comply with Owner’s Site safety and security measures and shall cooperate at all times with Owner so as not to interfere with the progress of work at the Site.

18.23 Survival. In addition to any other provision herein which expressly survives the termination of this Contract, the provisions of Section 12.3, Section 13.1, Article 16, Article 17, Section 18.2, Section 18.6.2 (solely to the extent Owner assigns its rights under the other Sections referenced in this Section 12.4.3), and Section 18.25, shall in each case survive a termination of this Contract and shall continue to bind the Parties.

18.24 Third Parties. Except as otherwise expressly provided in this Contract, nothing in this Contract shall be construed to create any duty to, standard of care with respect to, or any liability to any person who is not a party to this Contract.

18.25 Confidentiality.

18.25.1 Confidential Information. Any Confidential Information of one Party (a “Disclosing Party”) provided or disclosed to the other Party (a “Recipient”), or received by the Recipient through any other means, including written communication, oral communication, and visual inspection or observation, shall remain the exclusive property of the Disclosing Party. Without limiting Owner’s rights under the licenses granted in this Contract, the Confidential Information shall be held by the Recipient and all other persons and entities in strictest confidence, and, except as permitted under such license rights, the Recipient shall not use, disclose, copy, share, or publish, any Confidential Information for any purpose except as expressly contemplated by this Contract without first obtaining the express written consent of the Disclosing Party. The Parties understand and agree that, except for the license rights described above, no such consent is given or shall be deemed to have been given through the provisions of this Contract. Recipient shall avoid any unnecessary copying or other reproductions of any Confidential Information and shall protect the confidentiality of all such copies to the same extent required hereunder of original information. Upon the termination or expiration of this Contract or the revocation of the license hereunder, and at the request of the Disclosing Party, the Recipient shall promptly return to Disclosing Party, without further demand or other request therefor, all Confidential Information and copies thereof; provided, however, that the foregoing return obligations shall not apply to licensed portions of the Confidential Information. Recipient shall also deliver to Disclosing Party a certificate, signed by an officer of Recipient, stating that all Confidential Information and copies thereof has been delivered in accordance with the requirements of this Section 18.25.1.

18.25.2 Disclosure of Confidential Information to Restricted Individuals. A Recipient and all individuals having access to Confidential Information of the other Party at any time are hereby defined as “Restricted Individuals.” Restricted Individuals and all other parties that may gain access to Confidential Information shall, as a condition to such access, be made subject to confidentiality terms containing confidentiality, non-disclosure and non-use provisions no less stringent than the provisions set forth herein. The Recipient agrees to use its

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best efforts to comply with and ensure the compliance of all Restricted Individuals with the terms of this Section 18.25. Notwithstanding the foregoing, any transmission of Confidential Information, whether to third party contractors or another third party (including contractors, lenders or investors), should be done only on a need-to-know basis so as to prevent broad distribution of Confidential Information. Any transmission of Confidential Information in breach of this Section 18.25 shall be deemed a material breach of this Contract, for which the Recipient will be liable.

18.25.3 Restriction on Use of Confidential Information. Restricted Individuals shall not directly or indirectly, on his, her or its own behalf or on behalf of others, or as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, promoter, sponsor, member, manager, investor, lender, consultant, or in any other capacity whatsoever:

(a) use the Confidential Information of the Disclosing Party to engage in any design, development, production, manufacture, alteration, or sale of models or demonstration units thereof, that utilize downdraft partial oxidation gasification, plasma heating, joule heating, and/or combinations of plasma and joule heating except as permitted to create the Improvements contemplated hereby; or

(b) utilize the Confidential Information of the Disclosing Party to otherwise engage in any business that utilizes the Confidential Information of the Disclosing Party except for such limited uses as are required to effect the Parties’ intent and for performance under this Contract, including in connection with the operation of the PEM Equipment provided and sold by Seller to Owner pursuant to this Contract.

18.25.4 Definition of Confidential Information. “Confidential Information” means information, data or materials of a Disclosing Party which are, to the Disclosing Party, secret, proprietary and/or confidential, including as may be so designated by statute, regulation or common law. The foregoing shall be Confidential Information hereunder irrespective of its field of use, whether it is intangible or tangible, regardless of form, medium or physical format, and whether or not designated as confidential. Without limiting the foregoing, “Confidential Information” includes: (i) any and all technical proprietary, business, and commercial information relating to the Disclosing Party’s products, including information relating to the PEM Equipment, PEM Technology, the Project, business, products, customers, operations, financial status, technology and/or intellectual property of the Disclosing Party; (ii) all processes and know-how of a Disclosing Party including those relating to waste treatment or processing and energy recovery and the design and/or operation of a Party’s products disclosed to or otherwise made available to Recipient hereunder; (iii) all physical embodiments of the technology referred to in clause “(ii)”, including physical equipment and the design, fabrication and operation thereof, blueprints, process flow diagrams, samples, designs, specifications, sketches, concepts and drawings, operating manuals or instructions, software, operating parameters, and any other items similar to or different from those listed that contain or reflect technical, proprietary, or other confidential information; (iv) trade secrets; and (v) any information that is designated as Confidential Information elsewhere in this Contract.

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18.25.5 No License. Except as expressly set forth above, nothing contained in this Contract shall be deemed to grant any right or license to Recipient.

18.25.6 Availability of Equitable Relief. The Parties acknowledge and agree that money damages would not be a sufficiently adequate remedy for any breach of Recipient’s confidentiality obligations hereunder. As such, in the case of material uncured breach by Recipient, the Disclosing Party shall be entitled to seek any and all legal and equitable remedies, including an immediate injunction and specific performance without proof of actual damages, and the immediate return of any or all Confidential Information (and copies thereof) furnished to Recipient. Such remedies shall not be deemed to be the exclusive remedies for breach of Recipient’s confidentiality obligations hereunder, but shall be in addition to all other remedies available at law or equity.

18.25.7 Notification of Unauthorized Use. Recipient will promptly notify Disclosing Party if it discovers any unauthorized use or disclosure of any Confidential Information and will cooperate in every reasonable manner to assist in recovering and/or preventing any further unauthorized use of such Confidential Information.

18.25.8 Termination of Obligations. The obligations of this Section 18.25 shall commence on the Effective Date of this Contract and continue through the date that is five (5) years after termination of this Contract or for so long as the Confidential Information is afforded protection as confidential information or trade secret at law, whichever is longer.

[The remainder of the page intentionally left blank; signature page follows.]

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NOW, THEREFORE, the Parties hereto have entered into this Contract as of the Effective Date.

SELLER		OWNER

InEnTec LLC,		Fulcrum Sierra BioFuels, LLC,
a New York limited liability company		a Delaware limited liability company

By:	/s/ Jeffrey E. Surma	By:	/s/ E. James Macias
	Name: Jeffrey E. Surma		Name: E. James Macias
	Title: President and CEO		Title: President

Confidential	Purchase Order No. 1

[SIGNATURE PAGE TO PURCHASE ORDER CONTRACT AND LICENSE]

PO No. 1

Exhibit A

PEM Equipment Description

Consistent with the terms of the Contract, Seller agrees to provide Owner with the following:

I. Two Model G500P Plasma Enhanced Melter systems, with each system consisting of the following components:

•	Pregasifier Subsystem, consisting of:

•	Downdraft gasifier vessel

•	Refractory lining

•	Grate system

•	Ducting to connect gasifier to plasma arc/vitrification vessel

•	Ducting to connect gasifier to TRC

•	Natural gas fired burner system

•	Support structure and access mezzanines

•	On module instrumentation, instrument wiring, and I/O panels/nodes

•	On module process and utility piping and wiring with utility tie points (steam, oxygen, natural gas, instrument air, electrical power, nitrogen)

•	Plasma arc/vitrification Subsystem, consisting of:

•	Vessel

•	Refractory lining

•	[***] glass drains

•	[***] metal drain

•	Ducting with refractory lining to connect plasma arc/vitrification vessel to TRC

•	Support structure and access mezzanines

•	On module instrumentation, instrument wiring, and I/O panels/nodes

•

On module process and utility piping and wiring with utility tie points (steam, oxygen, instrument air, electrical power (but not including conductors to electrodes), cooling water, nitrogen, cooling air duct)

•	Electrical power conduit/cable tray for electrodes (but excluding power conductors from AC and DC power supplies to electrodes)

•	[***] DC electrode feeders

•	Automated DC electrode addition system

•	[***] AC electrode holders

•	Thermal Residence Chamber (TRC) Subsystem

•	Vessel

•	Refractory lining

•	Natural gas fired burner system

•	Support structure and access mezzanines

•	On module instrumentation, instrument wiring, and I/O panels/nodes

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

•	On module process and utility piping and wiring with utility tie points (oxygen, natural gas, electrical power, nitrogen, compressed air, as applicable)

•	AC and DC power supplies for electrodes

•	Glass/Metal Product Handling Subsystem

•	Glass fritting system

•	Metal receipt containers

•	[***] power supplies

II. Seller recommended spare parts, related to the following (with specific components to be determined):

•	Pregasifier grate assembly

•	Metal and glass drain assemblies

•	Metal and glass product handling systems

•	DC Electrode feeders

•	Automated DC electrode addition system

•	AC electrode holder assemblies

•	AC electrode power supply

•	DC electrode power supply

•	Induction drain power supplies

•	Pregasifier and TRC burner systems

•	Instrumentation system

III. Scope of Supply of PEM Equipment

The PEM Equipment shall include all instrumentation, on-skid piping, on-skid wiring, junction boxes, programmable logic controllers, insulation, and any and all other tangible materials which would reasonably be considered part of the PEM core as described in this Exhibit A and which would be necessary to cause the PEM System to function in the manner contemplated by this Contract. The boundaries for this scope of supply begin from the inlet flange of the downdraft gasifier through to the outlet flange of the TRC and include all ancillary equipment which normally are directly associated with the PEM skid.

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

PO No. 1

Exhibit B

Primary Services Description

I.	ENGINEERING, DESIGN, MANUFACTURING AND PROCUREMENT OF THE PEM SYSTEM

A. Generally. Seller shall engineer, design, procure, manufacture, and deliver the PEM System in accordance with the Contract.

B. Design of PEM System. Seller shall be responsible for the detailed design of the PEM System in accordance with the requirements of the Contract and shall prepare all working drawings, coordination drawings, specifications, computer and programmable controller programs, shop drawings and as-built drawings required to perform Seller’s obligations under this Contract. Seller shall provide a completely programmed PLC in accordance with Schedule 1 of this Exhibit B. Seller shall design, engineer, procure and manufacture the PEM System in a manner which shall be:

1. Consistent with the actual conditions existing at the Site to the extent such conditions should have been apparent to an experienced manufacturer or Seller during a reasonable inspection at the Site. Owner shall provide Seller with access to the Site for the purpose of such inspection(s);

2. In conformance with applicable Laws, including national, state, and local engineering, construction, safety codes and standards, including the Codes and Standards.

II.	PROVISION OF PEM DOCUMENTATION

Seller shall provide Owner with the following documentation as part of the Services performed under the Contract. All materials that Seller provides to Owner pursuant to this Exhibit B shall be considered “PEM Documentation” and “Confidential Information” as defined in the Contract.

A. Summary Specifications.

1. Owner Information. Within seven (7) Days after providing the Notice to Proceed, Owner shall provide Seller with all information that reasonably may affect Seller’s design of the PEM System, including the location of the Project and the feedstocks anticipated to be used in such Project.

2. Summary Specifications. Seller shall provide Owner with summary specifications related to installation of the PEM System, including (i) PEM Equipment layout, weight, and dimensions, (ii) equipment utility requirements, (iii) location of connection points, and (iv) other information or specifications requested by Owner. The schedule for providing each item required by this paragraph shall be described in the schedule developed pursuant to Exhibit D.

B. Design Materials. Seller shall provide Owner with Process Flow Diagrams, Heat and Material Balances, Process and Instrument Diagrams, Utility Flow Diagrams, Line Lists, PEM Equipment Lists, Material Specifications, Instrument Specification and Loop Diagrams, Insulation Specifications, Structural Drawings and Foundation Requirements, Piping Drawings, Equipment Mechanical Drawings, Programming of Programmable Logic Controllers (PLC), all boundary conditions for interfaces with other parts of Owner’s Project, and such other design documentation that may be reasonably requested by Owner, in each case for the PEM System purchased under the Contract. The schedule for providing each item required by this paragraph shall be described in the schedule developed pursuant to Exhibit D.

C. Installation Manual. Seller shall provide Owner with a supervisory installation manual (the “Supervisory Installation Manual”) to guide Owner and Owner’s contractors in the installation of the PEM System no later than four (4) weeks prior to the first major shipment of PEM Equipment to the Site. Such Installation Manual may be provided in installments if the PEM Equipment is shipped in installments, provided that such installment shall be delivered no later than four (4) weeks prior to the shipment of PEM Equipment to which such installment relates. Seller may from time to time provide reasonable updates to such manual at its discretion.

D. Operating and Maintenance Manuals. Seller shall provide Owner with an Operating and Maintenance Manual for the PEM System (the “Operating and Maintenance Manual”) no later than thirty (30) Days prior to the last shipment of PEM Equipment to Owner.

E. As-Built Drawings. Within ninety (90) Days after the Acceptance Date, Seller shall update the Operating and Maintenance Manuals with as-built information showing the PEM Equipment with all changes made by Seller through the date of the successful Performance Test.

III.	INSTALLATION OF THE REFRACTORY

Seller shall install (directly or through subcontractors) the Refractory in accordance with Section 6.6 of the Contract.

IV.	INSTALLATION, START-UP AND COMMISSIONING SERVICES

A. Generally. Seller shall provide technical advice regarding the installation, Start-Up, commissioning, and other technical assistance at the Site.

B. Specific Installation, Start-Up and Commissioning Services. Without limiting the generality of Section A above, to the extent requested by Owner, Seller shall provide the following Services:

1. Participate in preinstallation and progress meetings on-Site.

2. Assist Seller in inventorying PEM Equipment received under this Contract and provide technical advice on handling and storage to prevent damage.

3. Provide technical advice during the unloading, transporting and installation of the PEM Equipment covered in this Contract.

4. Provide technical advice regarding the assembly, alignment and clearances of the PEM Equipment received under this contract.

5. Provide technical advice and procedures for the PEM System.

6. Provide technical advice regarding the installation, commissioning, and Start-Up of the PEM system.

7. Provide technical advice during the testing of the PEM System.

V.	PERFORMANCE TESTING SERVICES

Seller shall provide such Services in connection with the Performance Tests, as set forth in the detailed testing procedures mutually agreed to by the Parties in accordance with the Performance Guarantees and Testing Schedule.

VI.	TRAINING SERVICES

Seller shall provide training services with respect to the PEM System, as described herein.

A. General. Unless noted otherwise training will be held at a combination of the Site, Seller’s Richland, Washington facilities, or other locations to be mutually agreed. The course and the training manuals shall be Site specific. Personnel providing the training shall be knowledgeable in the PEM System and operating conditions specific to this Contract. The training shall include ten (10) students. Seller shall supply ten (10) textbooks which will be retained by Owner. The instruction shall be in English. Persons participating in the training course shall satisfy Seller’s condition under Section 7.3(f).

B. Objective. The objective of the training course shall be to familiarize the supervisors, operators and maintenance personnel with the safe continuous operation of the PEM System supplied under this Contract.

C. Course Duration. The duration of the training course shall be as reasonably determined by Seller and Owner. All classes shall be held on consecutive business days, eight hours a day with no classes on holidays or weekends.

PO No. 1

Exhibit C

Initial Control Budget

Item	Budget
PEM Equipment (two G500P PEM Systems, including shipping and refractory installation) (See note (2))	$	[***]
Spare Parts	$	[***]
Project Planning and Engineering Support Services	$	[***]
Detailed Engineering and Final Design	$	[***]
Services for Documentation, Installation, Start-up, Commissioning, Performance Testing, and Training	$	[***]
Project Management Services	$	[***]
Post-Acceptance Support Services	$	[***]
Insurance		See note (1)
Sales Taxes		See note (1)

Note (1): Sales taxes and insurance required under Sections 5 and 6 of Exhibit G are not included in this Initial Control Budget; costs incurred for these items will be billed at actual cost, if any such costs are incurred.

Note (2): If the Parties mutually agree that the PEM systems delivered under this Contract will operate at higher than atmospheric pressure, a new budget will be established.

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

PO No. 1

Exhibit D

Contract Schedule

Seller shall provide Owner with a Contract Schedule within 30 days after Owner provides Seller with written Notice to Proceed and makes all payments associated with such notice.

PO No. 1

Exhibit E

Performance Guarantees and Testing Schedule

Performance Guaranty:

Seller guarantees that during a validly conducted performance test, based on the Feedstock Rate and Average Composition described on Schedule 1 to this Exhibit E, the PEM System will produce syngas with the composition described on Schedule 1 to Exhibit E, while requiring the utilities and electricity described on Schedule 1 to Exhibit E below.

Performance Test Guidelines:

The 24 hour Performance Test procedures referenced in Section 8.2.1 of the Contract shall describe the procedures to conduct the Performance Test, the methodology and calculations used measure the performance criteria and to monitor the conduct of the Performance Test, and shall at a minimum include the following:

•	Testing and sampling protocol for measuring the quantity of feed processed

•	Testing and sampling protocol for measuring the chemical composition of the syngas produced on a continuous basis

•

Testing and sampling protocol for measuring the feed specification, which shall comply with industry standard sampling protocols, including samples taken at least once every half hour during the Performance Test; each sample must meet the feed specification

•	Monitoring and recordkeeping for compliance with all requirements of the system manuals and requirements, including the Supervisory Installation Manual and the Operating and Maintenance Manuals

•	Monitoring and recordkeeping of upstream and downstream operations

•	Planned operation rates and operating parameters during the Performance Test

PO No. 1

Exhibit F

Performance Guarantees Liquidated Damages Amount

The “Liquidated Damages Amount” shall be calculated by adding the liquidated damages determined using the chart below for (1) Overall Feedstock Throughput Rate and (2) Total Carbon Content as CO.

(1) For each percentage difference in the actual Overall Feedstock Throughput Rate achieved during the applicable Performance Test from the target Overall Feedstock Throughput Rate as shown on Schedule 1 to Exhibit E, the liquidated damages shall be the corresponding amount (or if between two values as shown below, a liquidated damages amount interpolated on a linear basis to the nearest dollar) shown below.

(2) For each percentage difference in the Total Carbon Content as CO during the applicable Performance Test below [***] (avg), the liquidated damages shall be the corresponding amount (or if between two values as shown below, a liquidated damages amount interpolated on a linear basis to the nearest dollar) shown below.

Cap on Liquidated Damages	50% of License Fee
License Fee	$[***]
LD Cap	$[***]

[***]

[***]	Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

PO No. 1

Exhibit G

Insurance Requirements

Seller’s Insurance Requirements:

Set forth below are the insurance coverages to be carried by Seller following the date of Owner’s issuance of the Notice to Proceed.

1.	Commercial General Liability Coverage

a. $5 million per occurrence, $10 million in the aggregate

2.	Auto Liability

a. $1 million per occurrence

3.	Workers Compensation Coverage

a. per statutory requirements

4.	All Risk Property Damage

a. covering the PEM Equipment while in InEnTec’s care, custody and control

b. either providing replacement cost coverage for the PEM Equipment or providing a separate limit applicable to the PEM Equipment in an amount equal to 125% of the replacement cost thereof

5.	Transit Insurance

a. Owner to decide whether to have covered by InEnTec procured insurance or by an endorsement to Owner’s builders risk policy prior to shipment. InEnTec to provide notice to Fulcrum prior to making any equipment shipments.

Coverages under 4 and 5 above are reimbursable. All other coverages above are not reimbursable.

Seller shall require any of its subcontractors who perform work on Owner’s Site to have Commercial General Liability Insurance (minimum $1 million per occurrence, $2 million aggregate), Auto Liability Insurance ($1 million per occurrence), and Worker’s Compensation Coverage (per statutory requirements).

Seller shall cause the insurance to be obtained under this Exhibit G to satisfy the following provisions and requirements, or such other provisions and requirements as mutually agreed by the Parties.

A. All insurance required by this Exhibit G shall be from insurance companies authorized to transact that class of insurance in the states the Services are performed and having a minimum rating or (or equivalent to) A, VI by A.M. Best & Company, or with insurance companies approved by Owner and Seller. Except as specified in Section 4 and 5 above, Seller shall maintain the insurance required under this Exhibit G until the end of the Warranty Period.

B. Seller shall, at Owner’s written request, add Owner, Lenders, Construction Manager, and Owner’s Affiliates and subcontractors of every tier (the “Additional Insureds”) as additional insureds using a commercial standard form 20 10 or equivalent endorsement.

C. The policies in items 1 and 2 above shall be endorsed to contain a commercially standard form of waiver of subrogation.

D. Thirty (30) days’ written notice shall be given to Owner of any cancellation, intent not to renew, or reduction in the policies’ coverage. In the event of cancellation due to non-payment of premium, Owner and Lenders, if any, shall have the right to make payments in order to keep insurance in force.

E. Within twenty (20) days after receipt of the Notice to Proceed, Seller and its subcontractors that are required to provide coverage, if any exist at such time, shall provide Owner with a certificate(s) of insurance giving evidence of insurance required by this Exhibit G. Additionally, within ten (10) business days after renewal or binding of new replacement policies, Seller and subcontractors that are required to provide coverage shall furnish Owner with a certificate(s) of insurance or a policy binder(s) giving evidence of the replacement coverage.

F. The acceptance of delivery of any certificates of insurance, binders, or insurance policies required to be purchased and maintained pursuant to this Contract does not constitute approval or agreement by the recipient that the insurance requirements have been met or that those certificates of insurance or insurance policies are in compliance with this Contract.

Owner’s Insurance Requirements:

During the construction of the Project (and continuing until the Acceptance Date), Owner will maintain property damage, commercial general liability and other insurances in amounts customary for a business similar to the Project, all as determined in Owner’s reasonable discretion.

PO No. 1

Exhibit H

Reimbursable Costs Terms and Conditions

ARTICLE 1. REIMBURSABLE COSTS

1.1 Generally. Reimbursable Costs under the Contract shall mean costs actually incurred by Seller in the proper performance of the Contract related to the engineering, procuring, manufacturing, installation, commissioning, insuring and shipping of the PEM System and the provision of the Services. “Reimbursable Costs” shall only include the items set forth in this Section 1.1 of this Exhibit H or that are identified as Reimbursable Costs elsewhere in this Contract, which shall in any event include all items in the Control Budget, as updated from time-to-time pursuant to Section 4.3.

1.1.1 Seller Labor Costs.

1.1.1.1 Wages and salaries (without mark up) actually paid to personnel directly employed by Seller to perform this Contract, but only for that portion of their time actually engaged in such performance. The maximum billable hourly rates (without mark up) for wages and salaries of Seller personnel are set forth on Exhibit I. Seller may update Exhibit I as needed to reflect changes in Seller’s wages and salaries from time-to-time with the approval of Owner, such approval not to be unreasonably withheld or delayed.

1.1.1.2 A percentage “mark-up” for all applicable wages and salaries paid to Seller personnel directly employed by Seller under preceding Section 1.1.1.1, in the amounts set forth on Exhibit I, which mark-up is intended to cover all Seller overheads, G&A, taxes, general insurances, contributions, assessments and benefits required by Law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions profit sharing, etc.

1.1.2 Subcontract Costs. Payments made by Seller to subcontractors and subvendors hired by Seller in accordance with Section 18.4, in accordance with the requirements of the subcontracts.

1.1.3 Costs of Materials and PEM Equipment.

1.1.3.1 Costs, including transportation and storage, of materials and PEM Equipment incorporated, or to be incorporated, in the completed PEM System delivered under this Contract.

1.1.3.2 Third party royalties and license fees for third party equipment to be incorporated into the PEM System, or third party services, solely to the extent such equipment or services (except for commercially available off-the-shelf software) are not generally contemplated by or reasonably inferable from the scope of supply and services to be provided by Seller hereunder and are specifically and expressly requested by Owner.

1.1.3.3 Costs of materials described in Section 1.1.3.1 of this Exhibit H in excess of those actually installed to allow for reasonable waste and spoilage. Any amounts realized from such sales of such excess materials shall be credited to Owner as a deduction from Reimbursable Costs.

1.1.4 Costs of Other Materials and PEM Equipment, Temporary Facilities and Related Items

1.1.4.1 Costs of transportation, storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment and tools that are provided by Seller and used in the performance of the Contract work. Costs of materials, supplies, temporary facilities, machinery, equipment and tools that are not fully consumed shall be based on the cost or value of the item at the time it is first used on the Site less the value of the item when it is no longer used at the Site. Costs for items not fully consumed by Seller shall mean fair market value.

1.1.4.2 Rental charges for temporary facilities, machinery, equipment and hand tools not customarily owned by Seller’s workers that are provided by Seller at the Site and costs of transportation, installation, minor repairs, dismantling and removal. The total rental cost of any Seller-owned item may not exceed the purchase price of a comparable item. Rates charged on Seller-owned equipment and quantities of equipment shall be subject to Owner’s prior approval.

1.1.5 Other Expenses. Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges and reasonable petty cash expenses of Seller’s personnel working at the Site, and all other costs identified or described in the Control Budget.

1.1.6 Off-Site Storage. Costs of materials and equipment (including PEM Equipment supplied under this Contract) stored off-Site at a mutually acceptable location, with Owner’s prior approval.

1.1.7 Miscellaneous Costs.

1.1.7.1 Premiums for that portion of insurance specifically required by this Contract that can be directly attributed to the Project, to the extent set forth in the initial Control Budget.

1.1.7.2 Sales, use or similar taxes imposed by a governmental authority that are related to the Contract work and for which Seller is liable.

1.1.7.3 Fees of laboratories for tests required by the Contract, except those related to defective or nonconforming Contract work in connection with the warranties given under Article 7 and the Performance Guarantees under Article 8.

1.1.7.4 Expenses incurred in accordance with Seller’s standard written personnel policy for relocation, temporary living allowances, and travel of Seller’s personnel required for the Contract work.

1.1.7.5 That portion of the reasonable expenses of Seller’s personnel incurred while traveling in discharge of duties connected with the Contract work.

1.1.8 Other Costs and Emergencies

1.1.8.1 Other costs incurred in the performance of the Contract work if, and to the extent, approved in advance in writing by Owner.

1.1.8.2 Costs incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property associated with the Contract work.

1.1.8.3 Costs of repairing or correcting damaged or nonconforming work executed by Seller, subcontractors or suppliers, provided that such damaged or nonconforming work was not caused by negligence or failure to fulfill a specific responsibility of Seller and only to the extent that the cost of repair or correction is not recovered by Seller from insurance, sureties, subcontractors, suppliers, or others. Such costs shall not include, however, costs incurred by Seller (i) after the conclusion of the initial Performance Test to cause the PEM System to achieve the Performance Guarantee or (ii) in connection with warranty work under Article 7.

ARTICLE 2. NON-REIMBURSEABLE COSTS

2.1 Non-Reimbursable Costs. The following costs incurred by Seller shall not constitute Reimbursable Costs:

2.1.1 Expenses of Seller’s principal office and offices other than any Site office.

2.1.2 Overhead and general expenses, except as may be expressly included in Section 1.1.1.2 of this Exhibit H.

2.1.3 Seller’s capital expenses, including interest on Seller’s capital employed for the Contract work.

2.1.4 Except as provided in Article 1 of this Exhibit H, costs due to the negligence or failure of Seller, subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable to fulfill a specific responsibility of the Contract, including, costs incurred by Seller (i) after the conclusion of the initial Performance Test to cause the PEM System to achieve the Performance Guarantee or (ii) in connection with warranty work under Article 8.

2.1.5 Except as explicitly set forth in Article 1 of this Exhibit H, royalties and license fees paid by Seller related to the PEM System to be delivered under this Contract or to particular materials or components thereof, it being acknowledged and agreed that all such royalties, license fees or other similar payments shall be payable by Seller.

2.1.6 Any cost or expense not described in Section 1.1 of this Exhibit H.

ARTICLE 3. RELATED PARTY TRANSACTIONS

3.1 Related Party. For purposes of Section 3.1 of this Exhibit H, the term “Related Party” shall mean a parent, subsidiary, Affiliate, member, manager or partner, or other entity having common ownership or management with Seller, any entity in which any stockholder in, or management employee of, Seller owns any interest in excess of ten percent (10%) in the aggregate, or any person or entity which has the right to control the business or affairs of Seller. The term “Related Party” includes any member of the immediate family of any person identified above.

3.2 Related Party Transactions. If any Reimbursable Cost arises from a transaction between Seller and a Related Party, Seller shall notify Owner of the specific nature of the contemplated transaction, including the identity of the Related Party and the anticipated cost to be incurred, before any such transaction is consummated or cost incurred. If Owner, after such notification, authorizes the proposed transaction, then the cost incurred shall be included as a Reimbursable Cost, and Seller shall procure the work, equipment, goods or service from the Related Party. If Owner fails to authorize the transaction, Seller shall procure the work, equipment, goods or service from some person or entity other than a Related Party.

ARTICLE 4. DISCOUNTS, REBATES AND REFUNDS

4.1 Discounts. Cash discounts obtained on payments made by Seller shall accrue to Owner if (a) before making the payment, Seller included them in the Payment Documentation delivered under Section 4.4 and received payment from Owner, or (b) Owner has deposited funds in the Expense Account with Seller with which to make payments; otherwise, cash discounts shall accrue to Seller. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and PEM Equipment shall accrue to Owner, and Seller shall make reasonable provisions so that they can be obtained.

4.2 Application of Discounts. Amounts that accrue to Owner in accordance with the provisions of Section 4.1 of this Exhibit H shall be credited to Owner as a deduction from Reimbursable Costs.

ARTICLE 5. ACCOUNTING RECORDS

Seller shall keep full and detailed records and accounts related to the cost of the Contract work and all Reimbursable Costs and exercise such controls as may be necessary for proper financial management under this Contract and to substantiate all Reimbursable Costs incurred. The accounting and control systems shall be reasonably detailed. Owner and Owner’s auditors shall, during regular business hours and upon reasonable notice, be afforded access to, and shall be permitted to audit and copy, Seller’s records and accounts, including complete documentation supporting accounting entries, books, correspondence, instructions, drawings, receipts, subcontracts, subcontractor’s proposals, purchase orders, vouchers, memoranda and other data relating to this Contract and Reimbursable Costs invoiced hereunder. Seller shall preserve these records for a period of three (3) years after the Acceptance Date, or for such longer period as may be required by Law.

PO No. 1

Exhibit I

Seller Labor Rates and Mark-Up

Category of Personnel	Maximum Approved Hourly Rate (Before Mark-up)	Percentage Mark-Up (Applied to Actual Hourly Rate)
Engineer	$50	100%
Senior Engineer	$75	100%
Technician	$60	100%
Project Management	$60	100%
Clerical	$30	100%
Accounting	$50	100%
Executive	$125	100%